EXHIBIT 10.1
CREDIT CARD PROGRAM AGREEMENT
between
SUN COUNTRY, INC.
and
SYNCHRONY BANK

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Page
1.1    Generally    1
1.2    Miscellaneous    11
ARTICLE 2 ESTABLISHMENT OF THE PROGRAM    12
2.1    Generally; Launch of Program    12
2.2    Program    13
2.3    New Account Terms    14
2.4    Payment Network    14
ARTICLE 3 PROGRAM MANAGEMENT    15
3.1    Program Objectives    15
3.2    Program Managers    15
3.3    Joint Management Committee    15
3.4    Ongoing Product Review and Refresh.    17
ARTICLE 4 PROGRAM OPERATION    17
4.1    Certain Sun Country Responsibilities    17
4.2    Certain Bank Responsibilities    18
4.3    Ownership of Accounts; Account Documentation    20
4.4    Materials Developed and Used in Connection with the Program    20
4.5    Applications for Credit Under the Program    21
4.6    Credit Underwriting and Risk Management    21
4.7    Collections    22
4.8    Systems    22
4.9    Program Website For Apply, Program Digital Servicing and Mobile Application    23
4.10    Sun Country Rewards    25
4.11    Program Competitiveness    26
4.12    Employee Incentive Programs and Bank Training Materials    26
4.13    Sales Tax Recoveries..    27
ARTICLE 5 MARKETING OF THE PROGRAM    27
5.1    Marketing of the Program    27
5.2    Communications with Cardholders    28
5.3    Bank Cross-Sell Products    29
5.4    Marketing Fund; Launch Fund; Technology Fund    29
ARTICLE 6 PROGRAM, CUSTOMER, AND CARDHOLDER INFORMATION    30
6.1    Customer Information    30
6.2    Cardholder Data    31
6.3    Customer Data    33
6.4    Data Security    34
ARTICLE 7 REPORTING AND SERVICING    35
7.1    Reports    35
7.2    Servicing    35
    - i -

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(continued)
Page
7.3    Service Level Standards    37
7.4    Sun Country Financial Reports    37
ARTICLE 8 EXCLUSIVITY    37
8.1    Exclusivity    37
8.2    Portfolio Acquisition    39
8.3    No Other Sun Country Obligations    40
ARTICLE 9 PROGRAM ECONOMICS    40
9.1    Program Economics    40
9.2    Own Costs and Expenses    40
9.3    Payments    40
ARTICLE 10 INTELLECTUAL PROPERTY    40
10.1    Sun Country Licensed Marks    40
10.2    Bank Licensed Marks    41
10.3    Ownership of Intellectual Property    42
ARTICLE 11 REPRESENTATIONS, WARRANTIES AND COVENANTS    43
11.1    General Representations and Warranties of Sun Country    43
11.2    General Representations and Warranties of Bank    44
11.3    No other Representations or Warranties    46
11.4    General Covenants of Sun Country    46
11.5    General Covenants of Bank    46
ARTICLE 12 ACCESS AND AUDIT    47
12.1    Access to Facilities, Books and Records    47
12.2    Audit Rights    48
ARTICLE 13 CONFIDENTIALITY    48
13.1    General Confidentiality    48
13.2    Use and Disclosure of Confidential Information    49
13.3    Unauthorized Use or Disclosure of Confidential Information    50
13.4    Return or Destruction of Confidential Information    50
ARTICLE 14 EARLY TERMINATION EVENTS    51
14.1    Events of Default    51
14.2    Events of Default by Bank    51
14.3    Events of Default by Sun Country    51
ARTICLE 15 TERM/TERMINATION    52
15.1    Term    52
15.2    Termination by Sun Country Prior to the End of the Term    52
15.3    Termination by Bank Prior to the End of the Term    53
15.4    Other Termination Prior to the End of Term    53
15.5    Acquisition Announcement.    53
    - ii -

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(continued)
Page
15.6    Termination Due to Failure to Launch    53
15.7    Rights upon Change in Applicable Law or Payment Network Rules    53
ARTICLE 16 EFFECTS OF TERMINATION    54
16.1    General Effects    54
16.2    Sun Country Option to Purchase the Program Assets    55
16.3    Rights of Bank if Purchase Option Not Exercised    56
ARTICLE 17 INDEMNIFICATION    57
17.1    Sun Country Indemnification of Bank    57
17.2    Bank’s Indemnification of Sun Country    58
17.3    Procedures    59
17.4    Notice and Additional Rights and Limitations    60
ARTICLE 18 MISCELLANEOUS    60
18.1    Securitization; Participation    60
18.2    Assignment    60
18.3    Sale or Transfer of Accounts    61
18.4    Subcontracting    61
18.5    Amendment    61
18.6    Non-Waiver    61
18.7    Severability    61
18.8    Governing Law; Consent to Jurisdiction    61
18.9    Waiver of Trial by Jury    62
18.10    Arbitration    62
18.11    Captions    63
18.12    Notices    63
18.13    Further Assurances    63
18.14    No Joint Venture    64
18.15    Press Releases    64
18.16    Set-Off    64
18.17    Third Parties    64
18.18    Force Majeure    64
18.19    Entire Agreement    65
18.20    Binding Effect    65
18.21    Counterparts/Facsimiles/PDF E-Mails    65
18.22    Limitation of Liability    65
18.23    Survival    65
18.24    Equitable Relief    66
18.25    Internet Gambling.    66

    - iii -

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

CREDIT CARD PROGRAM AGREEMENT
This Credit Card Program Agreement (this “Agreement”) is made as of the 17th day of March, 2025 (the “Signing Date”) by and between Sun Country, Inc. (d/b/a Sun Country Airlines), a Minnesota corporation (“Sun Country”), Synchrony Bank, a federal savings bank (“Bank”).
WITNESSETH:
WHEREAS, Bank establishes programs to extend credit via co-branded Credit Cards to qualified customers for the purchase of goods and services;
WHEREAS, Sun Country, a certificated air carrier providing scheduled passenger service, air cargo service, charter air transportation and related services, desires to make available to its customers a convenient means of purchasing air transportation and other goods and services and earning Sun Country awards and benefits through the use of co-branded Credit Cards;
WHEREAS, [*];
WHEREAS, Sun Country has requested that Bank establish a program [*]pursuant to which Bank shall offer Sun Country Credit Cards (as hereinafter defined) (the “Program”), and each Party shall provide to the other Party such services reasonably necessary to effect the Program as set forth in this Agreement; and
WHEREAS, the Parties agree that the goodwill associated with the Sun Country Licensed Marks contemplated for use hereunder is of substantial value that is dependent upon the maintenance of high-quality services and appropriate use of the Sun Country Licensed Marks pursuant to this Agreement.
NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sun Country and Bank agree as follows:
Article 1

DEFINITIONS
1.1Generally.
The following terms shall have the following meanings when used in this Agreement:
“AAA” has the meaning set forth in Section 18.10.
“Account” means an open-end consumer account linked to a Sun Country Credit Card usable for the purpose of financing purchases (and all fees and charges relating thereto) of goods and services and for financing any other charges, in each case that may be made using such Sun Country Credit Card pursuant to the terms of the related Credit Card Agreement, and which may be used where Credit Cards that bear a trademark, tradename, service mark, logo or other proprietary designation of the Payment Network for the Program are accepted. [*]

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

“Account Documentation” means, with respect to an Account, any and all documentation relating to that Account, and, with respect to all Accounts, all of the following with respect thereto: all Applications, Credit Card Agreements, Credit Cards, Billing Statements, as well as all checks or other forms of payment, and all credit bureau reports and adverse action notices, change in terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, whether tangible or intangible, including information relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include (i) Solicitation Materials, or (ii) any records of Sun Country relating to the Accounts.
“Acquired Airline” has the meaning set forth in Section 8.2(a).
“Acquired Airline Program Agreement” has the meaning set forth in Section 8.2(a)(i).
“Affected Party” has the meaning set forth in Section 6.4(b).
“Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Applicable Credit Products” has the meaning set forth in Section 8.2(a)(i).
“Applicable Law” means, with respect to a Party (i) all federal, state, provincial and local laws (including common law), statutes, rules and regulations binding on such Party or its assets used in connection with the Program; (ii) written regulatory guidance, written substantive directives, written opinions and interpretations and written policies and guidelines of any Governmental Authority, in each case binding on such Party or its assets used in connection with the Program; (iii) rulings, injunctions, judgments and orders of any Governmental Authority binding on a Party or its assets used in connection with the Program but only to the extent of the scope of such ruling, judgment, injunction or order; (iv) the final and non-appealable outcome of any binding arbitration that is binding on such Party but only to the extent of the scope of such ruling, judgment, injunction or order; and (v) any written or oral guidance or instructions to a Party from a Governmental Authority with jurisdiction over such Party. If a Party is exercising its rights and obligations hereunder with respect to Applicable Law described in subclause (v) of this definition that is non-written guidance or instruction from a Governmental Authority, such Party must certify in writing that such Party is obligated to take such action pursuant to such non-written guidance or instruction, which certification shall include a reasonably detailed summary of the non-written guidance or instruction and the circumstances in which it was given and identifying the particular Governmental Authority issuing such oral guidance or instruction (or, if the Party is not permitted to disclose such summary, as much information regarding such guidance or instruction as is permitted by Applicable Law and a written confirmation from an officer that the remainder of such disclosure is prohibited by Applicable Law). As used above in this definition, “Party” shall be deemed also to refer to any Affiliate or subcontractor or service provider of such Party to the extent that such Affiliate or subcontractor or service provider exercises the same rights or performs the

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

same obligations of such Party pursuant to this Agreement to which the requirements of such clauses apply.
“Applicant” means any Person that has submitted an Application for a Sun Country Credit Card under the Program.
“Application” means the credit application that must be completed and submitted by individuals who wish to become Cardholders.
“Arbitration Procedure” has the meaning set forth in Section 18.10.
[*]
[*]
“Bank” has the meaning set forth in the preamble.
“Bank Channels” means the Bank Website and all marketing or sales channels operating under a Bank Licensed Mark or otherwise under Bank’s control.
“Bank Event of Default” means the occurrence of any one or more of the events listed in Section 14.2, or, with respect to Bank, in Section 14.1.
“Bank Indemnified Parties” has the meaning set forth in Section 17.1.
“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule A, as amended from time to time in accordance with this Agreement, and licensed to Sun Country under Section 10.2.
“Bank Material Adverse Effect” means any change, circumstance, occurrence, event or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect upon (i) the Program or the Accounts, in either case, taken as a whole, or (ii) the ability of Bank to perform its obligations pursuant to this Agreement.
“Bank Website” means a website hosted by Bank or Bank’s agent for use in servicing Cardholders and Applicants under the Program.
“Bankruptcy Code” means Title 11 of the United States Code or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.
“Billing Statement” means a summary (in electronic or paper form) of Account credit and debit transactions for the applicable billing cycle, including a descriptive statement covering purchases, charges, and past due account information.
“Billing Statement Messages” has the meaning set forth in Section 5.2(c).
“Booking Path Application” has the meaning set forth in Section 4.9(a)(ii).

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

“Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, on which both Sun Country’s corporate offices and Bank are open for business.
“Cardholder” means any Person who has been issued a Sun Country Credit Card.
“Cardholder Data” means all Personal Information about an Applicant or Cardholder (i) received by or on behalf of Bank from the Applicant or the Cardholder in connection with an Application for or the use of a Credit Card or Account, respectively, or (ii) otherwise obtained by or on behalf of Bank in connection with the Program for inclusion in Bank’s database of Cardholder information, other than information obtained from Sun Country. For clarity, information about an Applicant or Cardholder that constitutes Cardholder Data may also constitute Customer Data as further set forth in Section 6.3(a).
“Cardholder Indebtedness” means all amounts owing by Cardholders with respect to an Account (including finance charges, late fees, and other similar fees), whether or not billed, less any credit balances owed to Cardholders, and any credits associated with merchandise returns and similar credits and adjustments, whether or not billed.
“Cardholder List” means any list that identifies or provides a means of differentiating Cardholders, including any list that includes some or all of the names, addresses, email addresses, or telephone numbers of any or all Cardholders.
“Change of Control” means, with respect to any Person (the “subject Person”):
(i)a Person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the subject Person or of any Person of which the subject Person is a subsidiary;
(ii)such subject Person (or any Person of which such subject Person is a subsidiary) merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which the subject Person (or such Person of which such subject Person is a subsidiary) is not the surviving entity or which constitutes a “merger of equals”, it being understood that a Person shall not be considered the “surviving entity” of a transaction if either (A) the members of the board of directors of the Person immediately prior to the transaction constitute less than a majority of the members of the board of directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) securities of such Person that are outstanding immediately prior to the transaction (or securities into which such securities are converted in the transaction) represent less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction;
(iii)the subject Person sells all or substantially all of its assets to a Person that is not a wholly-owned subsidiary of the ultimate parent entity of such subject Person prior to such transaction; or
(iv)if the subject Person is Bank, the subject Person (or any Affiliate thereof) (1) sells, transfers, conveys, assigns or terminates all or a substantial part of Bank’s Credit Card business or any portion thereof that includes all or any portion of the Accounts or that services the Accounts, (2) enters into any definitive agreement (whether or not subject to conditions) that would upon consummation in accordance with its terms (and assuming the receipt of all approvals and satisfaction of all conditions contemplated thereby) result in any such sale, transfer, conveyance, assignment or termination; or (3) enters into any other transaction, whether through a subcontracting arrangement, change in directorships or otherwise, which has the purpose or effect of changing the Persons entitled to direct the affairs of such subject Person or any parent entity thereof or the operations relating to the

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

conduct of the Program to any Person other than the ultimate parent entity of the Bank prior to such transaction or any wholly-owned subsidiary thereof.
[*]
[*]
“Co-Branded Credit Card” means a Credit Card or other device or means of accessing an Account regardless of form factor that bears (i) a Sun Country Licensed Mark and (ii) a trademark, trade name, service mark, logo, or other proprietary designation of a Payment Network.
“Collections Policies” has the meaning set forth in Section 4.7(a).
[*]
“Confidential Information” has the meaning set forth in Section 13.1(a).
[*]
“Covered Credit Product” has the meaning set forth in Section 8.1(a).
“Credit Card” means a consumer credit or charge card, regardless of form factor, with which the primary obligor or authorized user may access an unsecured, open-end, revolving credit account and may do, among other things, any of the following: purchase goods and services; or obtain cash advances. For clarity, the term does not include: (i) any gift card; (ii) any debit card, smart card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; (iii) any secured card, including any card secured by a deposit or a lien on real or other property; (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account; or (v) any credit or charge card designated as a corporate credit or charge card. For purposes of this Agreement, an intangible access device shall be deemed to “bear” a trademark if the association or identification between such trademark and the credit product accessed by such access device is similar in nature and intent to the association or identification created by imprinting such trademark on a card-accessed credit product.
“Credit Card Agreement” means each form of Credit Card agreement between Bank and a Cardholder, [*]governing the use of an Account, together with any amendments, modifications or supplements which now or hereafter may be made to such Credit Card agreement (and any replacement of such agreement).
“Customer Data” means all Personal Information regarding Sun Country customers that is obtained by or on behalf of Sun Country or its Affiliates, including in connection with the customer making a purchase of any Goods and Services or otherwise accessing any Sun Country Channel. By way of example and not limitation, Customer Data includes all transaction and experience information collected by Sun Country or its Affiliates with regard to each purchase made by a customer, including any item-specific transaction information collected about Cardholders. For the avoidance of doubt, the Customer Engagement Data is Customer Data.
“Customer Engagement Data” has the meaning set forth in Section 4.1(m).

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

“Disclosing Party” has the meaning set forth in Section 13.1(d).
“EMV Chip” means an EMV-compliant chip embedded in a Credit Card containing memory and interactive capabilities used to identify and store additional data about a Cardholder, an Account, or both.
[*]
“FFT” has the meaning set forth in Section 4.11(c).
[*]
“Force Majeure Event” has the meaning set forth in Section 18.18.
“GAAP” means generally accepted accounting principles, consistently applied.
“Goods and Services” means the products or services sold by Sun Country and its Affiliates through Sun Country Channels.
“Governmental Authority” means any federal, state, or local domestic, foreign, or supranational governmental or regulatory authority, agency, court, tribunal, commission, or other governmental or regulatory entity.
“Impacted Party” has the meaning set forth in Section 15.7(a).
“Indemnified Party” has the meaning set forth in Section 17.3(a).
“Indemnifying Party” has the meaning set forth in Section 17.3(a).
“Initial Term” has the meaning set forth in Section 15.1(a).
“Inserts” has the meaning set forth in Section 5.2(b).
“Intellectual Property” means, on a worldwide basis, other than with respect to Sun Country Licensed Marks, Bank Licensed Marks, Cardholder Data or Customer Data, any and all: (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks and service marks and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
“JMC” has the meaning set forth in Section 3.3(a).
“Knowledge” means, with respect to a Person, any director or executive officer of such Person has or should have, after due inquiry, actual knowledge of such matter.
[*]

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

“Launch Date” has the meaning set forth in Section 2.1(c).
“Launch Fund” has the meaning set forth in Section 5.4(b).
“Losses” has the meaning set forth in Section 17.1.
“Marketing Fund” shall have the meaning set forth in Section 5.4(a).
“Mobile Application” has the meaning set forth in Section 4.9(c).
“Net Purchase Volume” means, during any period of calculation, the dollar amount of purchases of goods and services (including any applicable sales tax) on Accounts during such period, after deducting the amount of any credits associated with returns of goods and services, chargebacks, and similar credits and adjustments to such Accounts during such period (other than payments with respect to such Accounts); provided however, Net Purchase Volume will not include balance transfers, cash advances, fraudulent or unauthorized purchases or credits or any other types of fees and charges that do not represent the purchase of goods and services.
“Net Purchases” means, with respect to any Cardholder during any period of calculation, the Net Purchase Volume attributable to such Cardholder’s Account.
“New Account Terms” has the meaning set forth in Section 2.3(a).
“New Sun Country Mark” has the meaning set forth in Section 10.1(b).
“Nominated Purchaser” has the meaning set forth in Section 16.2(a).
[*]
“Party” means Sun Country or Bank, as the circumstances warrant, and “Parties” means both Sun Country and Bank.
“Payment Network” means a card association or card network (which may be Visa or MasterCard or any successor thereto or, upon the mutual agreement of the Parties, any other card association or card network from time to time). As the context requires, “Payment Network” shall also mean the Payment Network selected by Sun Country with respect to the Co-Branded Credit Cards.
“Payment Network Rules” means the by-laws and other membership and operating rules of the Payment Network of the Program, as amended by such Payment Network from time to time.
“Person” means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, government or any department, agency, or instrumentality thereof.
“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Person or household.
“Program” has the meaning set forth in the recitals hereof.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

“Program Assets” means the Accounts (excluding charged off Accounts) and all Account numbers associated therewith (including, as a general matter, the Program BIN Numbers), Account Documentation, the Cardholder List, Cardholder Data, all Cardholder Indebtedness (excluding charged off Cardholder Indebtedness), all Program Toll-Free Numbers (solely to the extent owned by Bank), and all rights, claims, credits, causes of action and rights of set-off against third parties to the extent relating to the foregoing (in each case, whether held by Bank or a third party). Program Assets shall not include the Customer Data, Program Toll-Free Numbers (to the extent owned by Sun Country) or any Sun Country URL associated with the Program.
“Program BIN Number” means the bank identification number(s) associated with the Accounts.
“Program Digital Servicing” has the meaning set forth in Section 4.9(b).
“Program Manager” has the meaning set forth in Section 3.2.
“Program Marketing Plan” has the meaning set forth in Section 5.1(a).
“Program Materials” means all documents and materials used in connection with the Program, including (i) Applications, (ii) Credit Card Agreements, (iii) Credit Cards, (iv) Billing Statements, (v) [*], (vi) New Account Terms, (vii) the Program Privacy Policy, (viii) Program-related Inserts, (ix) Program-related Billing Statement Messages, (x) Program Website For Apply, Program Digital Servicing and Mobile Application legal disclosures and notices (including change in terms notices), and (xi) customer service communications used in connection with administering and servicing the Accounts, including form servicing letters, corrections letters, complaint responses, dispute letters, adverse action letters and collections letters and VRU scripts.
“Program Objectives” has the meaning set forth in Section 3.1.
“Program Privacy Policy” means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program.
“Program Purchase Date” has the meaning set forth in Section 16.2(c).
“Program Toll-Free Numbers” has the meaning set forth in Section 7.2(c)(iii).
“Program Website For Apply” has the meaning set forth in Section 4.9(a)(i).
“Program Year” means each twelve (12) month period between anniversaries of the Launch Date. Any financial payment attributable to a Program Year that is less than twelve (12) full calendar months shall be adjusted pro rata to account for the period less than twelve (12) full calendar months.
[*]
“Purchase Notice” has the meaning set forth in Section 16.2(b).
“Purchase Option” has the meaning set forth in Section 16.2(a).
“Purchase Option Deadline” has the meaning set forth in Section 16.2(b).

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

[*]
“Receiving Party” has the meaning set forth in Section 13.1(d).
“Renewal Term” has the meaning set forth in Section 15.1(b).
“Representative” means a Person’s employees, officers, directors, accountants, consultants, and advisors (including outside counsel).
“Required Cardholder Notification” has the meaning set forth in Section 4.10(a).
“Risk Management Policies” has the meaning set forth in Section 4.6(a).
“Rules” has the meaning set forth in Section 18.10.
“Secondary Provider” has the meaning set forth in Section 8.1(c).
“Secondary Provider Program” has the meaning set forth in Section 8.1(c).
“Security Breach” means the unauthorized access to or acquisition of any record containing Personal Information relating to (i) in the case of Bank, Customer Data or Cardholder Data or any Systems of Bank containing Customer Data or Cardholder Data and (ii) in the case of Sun Country, Cardholder Data or any Systems of Sun Country containing Cardholder Data, and in each case, whether in paper, electronic or other form, and in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality or integrity of the information.
“Service Providers” means, with respect to a Party, the vendors, service providers and subcontractors utilized by such Party in connection with the performance of services and obligations provided under this Agreement.
“Signing Date” has the meaning set forth in the preamble.
“SLAs” has the meaning set forth in Section 7.3.
“Solicitation Materials” means documentation, materials, artwork, copy, trademarks (excluding the Sun Country Licensed Marks and the Bank Licensed Marks), copyrights and any protectable items, in any format or media (including television and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.
“Sun Country” has the meaning set forth in the preamble.
“Sun Country Acquisition Event” means [*].
“Sun Country Channels” means all marketing or sales channels operating under a Sun Country Licensed Mark or otherwise under Sun Country’s or its Affiliate’s control, including (as applicable) but not limited to: (i) in-flight, (ii) all websites operated by or on behalf of Sun Country or its Affiliates under a Sun Country Licensed Mark including www.suncountry.com, www.suncountry.com/sun-country-visa, www.suncountry.com/sun-country-rewards; (iii) call centers; (iv) any Sun Country catalog, flyer, direct

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

mail (including email), digital advertising or paid media; and (v) any other marketing channel contemplated by the Program Marketing Plan that is not identified as a Bank Channel.
“Sun Country Credit Card” means a Co-Branded Credit Card issued under the Program.
“Sun Country Event of Default” means the occurrence of any one or more of the events listed in Section 14.3, or, with respect to Sun Country, in Section 14.1.
“Sun Country Indemnified Parties” has the meaning set forth in Section 17.2.
“Sun Country Licensed Marks” means the trademarks, tradenames, service marks, logos, and other proprietary designations of Sun Country listed on Schedule B, as amended from time to time in accordance with this Agreement, and licensed to Bank by Sun Country or its Affiliates under Section 10.1.
“Sun Country Materials” means Sun Country Rewards Program materials, Solicitation Materials created by Sun Country for use in Sun Country Channels, and Sun Country’s Billing Statement Messages and Inserts.
“Sun Country Member” means any Person who is as of the Launch Date or thereafter becomes a member of the Sun Country Rewards Program.
[*]
“Sun Country Rewards Incentive” has the meaning set forth in Section 4.10(b).
“Sun Country Rewards Points” means the currency issued under the Sun Country Rewards Program.
“Sun Country Rewards Program” has the meaning set forth in Section 4.10(c).
[*]
“Systems” means, with respect to any Party, software, databases, computers, systems and networks owned, leased, licensed or operated by such Party or its Affiliates or on behalf of such Party or its Affiliates by third parties engaged by such Party or its Affiliates; provided that a System shall not be a System of a particular Party if access to or permission to use such System must be granted by the other Party or its Affiliates.
“Technology Fund” shall have the meaning set forth Section 5.4(c).
“Term” has the meaning set forth in Section 15.1(b).
“Trademark Style Guide” means the rules and procedures governing the manner of usage of trademarks, tradenames, service marks, logos, and other proprietary designations.
“Transaction” means a purchase, return, or cash advance or other transaction using a Sun Country Credit Card.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

[*]
[*]
“Transition Plan” has the meaning set forth in Section 2.1(d).
“United States” means the fifty states of the United States, the District of Columbia, the Commonwealth of Puerto Rico, and any territory or possession of the United States or any political subdivision thereof.
“Wind Down Period” means the period (i) beginning with (a) in the case of termination pursuant to 15.2, 15.3, 15.4, or 15.7, the date of any notice of termination, or (b) in the case of expiration pursuant to Section 15.1, the expiration date of the Initial Term or any Renewal Term; and (ii) ending on either: (a) if Sun Country timely exercises its Purchase Option, including pursuant to Sun Country’s rights in Section 16.2(f), the Program Purchase Date or (b) if Sun Country does not timely exercise its Purchase Option, including by failing to deliver a timely Purchase Notice or the expiration of Sun Country’s right to complete the purchase transaction pursuant to the Purchase Option, including pursuant to Section 16.2(f), if applicable, the later of (x) the last day of the Term and (y) the earliest of (A) Sun Country’s delivery of a written notice waiving Sun Country’s Purchase Option, (B) the expiration of the period pursuant to which Sun Country may deliver a Purchase Notice to Bank and Sun Country has not delivered a Purchase Notice to Bank prior to such expiration or (C) the expiration of Sun Country’s right to complete the purchase transaction pursuant to the Purchase Option and Sun Country has not completed the purchase transaction prior to such expiration, including the period set forth in Section 16.2(f).
1.2Miscellaneous.
(a)As used herein, references to:
(i)the preamble or the recitals, Sections or Schedules refer to the preamble, recitals, Sections or Schedules to this Agreement;
(ii)any agreement (including this Agreement) refers to the agreement as amended, modified, supplemented, restated, or replaced from time to time;
(iii)any statute or regulation refer to the statute or regulation as amended, modified, supplemented, or replaced from time to time;
(iv)any Governmental Authority include any successor to the Governmental Authority;
(v)this Agreement mean this Agreement and the Schedules hereto; provided, that, in the event of any conflict between this Agreement and the Schedules, this Agreement shall govern;
(vi)the plural number shall include the singular number (and vice versa);
(vii)any gender incorporates references to all other genders and non-gendered individuals;
(viii)“herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement;

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(ix)“include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;” and
(x)“$” or “dollars” shall be deemed references to United States dollars.
(b)The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(c)Unless specified as Business Days, all references herein to days, months or years shall be deemed references to calendar days, calendar months or calendar years.
(d)Unless otherwise expressly specified herein, any payment that otherwise would be due on a day that is not a Business Day shall be deemed to be due on the first Business Day thereafter.
(e)This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.
Article 2

ESTABLISHMENT OF THE PROGRAM
2.1Generally; Launch of Program.
(a)Pursuant to the terms and conditions of this Agreement, Sun Country and Bank shall establish and participate in the Program.
(b)From the Signing Date until the Launch Date, [*] only the following provisions of this Agreement shall be effective: Article 2, Section 3.2, 3.3, 4.1 and 4.2 (as applicable to the Transition Plan and Launch); Sections 4.8, 4.9, and 4.10; Sections 5.1 and 5.4 (as applicable to Program Launch Marketing Plan and related Program Materials); Sections 8.2 and 8.3; Article 9 (as applicable to the Transition Plan, Launch Fund, or Marketing Fund); Article 9; Article 10; Article 13; Article 14; Article 16; Article 17; Article 18; and any other provisions that are intended to refer to, or include, pre-launch activities or obligations. All other provisions of this Agreement shall become effective as of the Launch Date.
(c)The Parties agree that the Program will launch on a date mutually agreed by the Parties (the “Launch Date”), but in no event later than seven (7) days following the Conversion Date, unless otherwise mutually agreed by the Parties. If the Closing occurs by [*], then the Launch Date will occur within seven (7) days following the Conversion Date. If for any reason the Closing does not occur by [*], the Launch Date will still occur as set forth in this Section 2.1(c). Bank will begin opening new Accounts under the Program as of the Launch Date.
(d)Sun Country agrees to use commercially reasonable efforts: (i) [*], and (ii) [*].
(e)The Parties have developed a detailed plan that specifies the tasks, timelines, responsibilities, and milestones in all areas (including operations and finance) necessary to [*]complete the launch of the Program on the Launch Date [*] (“Transition Plan”). [*]
(f)Unless otherwise specified in the Transition Plan, Bank will pay for [*]. Unless otherwise specified in the Transition Plan of this Agreement, described in the immediately preceding sentence, or funded through accounts or arrangements described in this Agreement, each Party will pay for its own costs associated with the launch of the Program, including any Program enhancements contemplated by this Agreement, integration of Bank’s Systems with Sun Country’s Systems with respect to the operation of the Program, instant credit/authorization set up and launch, Program Website For Apply, Program

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Digital Servicing and Mobile Application launch, and issuance of new Sun Country Credit Cards; provided that Sun Country shall be reimbursed from the Launch Fund against such costs it has paid.
(g)[*]
(h)[*]
(i)If for any reason the Closing and the initiation of the Conversion do not occur by [*] unless otherwise agreed to by the Parties and subject to any extension of such deadline that is mutually agreed to, [*].
2.2Program.
(a)General. The Program will consist of the Co-Branded Credit Cards, branded with the Sun Country Licensed Marks issued to Sun Country Members residing in the United States. For purposes of clarification, no trademarks of Sun Country other than the Sun Country Licensed Marks will be subject to the Program (including the terms of Section 8.1 hereof) unless agreed in writing by Sun Country or in accordance with Section 8.2. Transactions will be settled through the applicable Payment Network.
(b)Beginning as of the Launch Date, Bank shall promptly open an Account and issue a Sun Country Credit Card, for each Application for such Credit Card approved in accordance with the Risk Management Policies. Each Cardholder must be a Sun Country Member.
(c)New Credit Cards. [*]All Sun Country Credit Cards, whether issued to new Cardholders or reissued to converted Cardholders, shall (i) feature an EMV Chip, (ii) be enabled for contactless payments and (iii) meet the certification standards of the Payment Network for Credit Card composition and functionality.
(d)Program Launch Marketing Plan. Notwithstanding anything in this Agreement to the contrary, by no later than one hundred twenty (120) days prior to the Launch Date, the Parties shall develop a marketing plan and schedule for communicating and promoting the new Program to Sun Country customers (the “Program Launch Marketing Plan”), which shall cover the period beginning on the Launch Date and ending on the last day of the first Program Year. The Parties shall agree upon the content, timing and method of communication and promotion under the Program Launch Marketing Plan, which approvals shall not be unreasonably withheld or delayed. Notwithstanding anything in this Agreement to the contrary, each Party shall implement the Program Launch Marketing Plan elements assigned to such Party, including, as applicable, (i) designing, developing, preparing, producing, delivering and/or disseminating communications and promotional material in connection with the Program Launch Marketing Plan and (ii) performing obligations in order to implement the Booking Path Application by the Launch Date, provided that Sun Country shall use commercially reasonable efforts to integrate and make available the functionality for instant use of an Account to make purchases as of the Launch Date, but in no event later than sixty (60) days after the Launch Date. Sun Country shall have the right of prior review and approval (subject to Applicable Law) of the content, timing, and method of delivery of the communications and promotional materials developed by Bank in connection with the Program Launch Marketing Plan.
(e)Full Service Basis; Non-Recourse. Bank shall operate the Program on a full-service basis, providing, at no cost to Sun Country, servicing, including Application processing, accounts receivable funding, customer service, credit and transaction authorizations, Billing Statement production and delivery, fraud prevention, collections, recovery operations and legal and regulatory compliance. For the avoidance of doubt, Sun Country shall have no obligation to reimburse Bank for the costs of such functions and operations, including any increases in such costs, over the Term. Bank will offer the Program on a non-recourse basis so that Sun Country shall bear no credit losses or Cardholder fraud or Transaction fraud losses with respect to the Program, provided that Sun Country shall bear losses related to Transaction fraud associated with (i) Sun Country personnel acting in their capacity as

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

employees, or (ii) a Security Breach involving Sun Country’s or its Service Provider’s systems or data within Sun Country’s or its Service Provider’s control or possession.
2.3New Account Terms.
(a)Beginning as of the Launch Date, the annual fees and respective terms and conditions governing the amount, calculation and payment of interest, fees and charges for new Accounts opened on or after the Launch Date (“New Account Terms”) shall be those specified in Schedule 2.3(a). Sun Country acknowledges that Accounts may be subject to certain other Credit Card Agreement terms not set forth in Schedule 2.3(a) relevant to the administration and enforcement of the New Account Terms. [*]To the extent mutually agreed by the Parties, new Accounts also may permit the transfer of balances for which such primary obligor or authorized user is later billed by the issuer for repayment of credit extended.
(b)[*]
(c)Bank may make changes to (y) all Credit Card Agreement terms and (z) the New Account Terms upon at least ninety (90) days’ prior written notice to Sun Country (unless changes required by a change in Applicable Law do not permit ninety (90) days’ prior written notice, in which case Bank will provide notice as soon as practicable); [*].
2.4Payment Network.
(a)Except as otherwise agreed by Sun Country, the Payment Network for all Sun Country Credit Cards shall initially be [*].
(b)Sun Country shall have the right to manage, in its sole discretion, Sun Country’s relationship with the Payment Network with respect to the Sun Country Credit Cards, including by negotiating the level of marketing and financial support provided by the Payment Network. Bank shall reasonably cooperate with Sun Country in good faith in connection with Sun Country’s efforts to obtain marketing and financial support and any other available benefits from the Payment Network. Any financial, marketing, or other support provided by the Payment Network to Sun Country pursuant to Sun Country’s agreement with the Payment Network to use the Payment Network for the Sun Country Credit Cards shall belong entirely to Sun Country and shall not be taken into account in connection with the economics Bank pays to Sun Country hereunder. Bank shall ensure that its agreement or arrangement with the Payment Network, either as of the Launch Date or a subsequent change, will not adversely impact any marketing or other support or other benefits received by Sun Country from the Payment Network.
(c)[*]
(d)For the avoidance of doubt, as of the Launch Date and at all times during the Term, for the Payment Network in which the Sun Country Credit Cards and Accounts participate, Bank shall, at its sole cost and expense, except as otherwise set forth herein: (i) be a member in good standing of such Payment Network; (ii) obtain and maintain applicable licenses and authorities to participate in such Payment Network; (iii) comply with the Payment Network Rules of the Payment Network and ensure that the Program complies with applicable Payment Network Rules; and (iv) make such changes to Bank’s Systems and operations as may be required to issue Sun Country Credit Cards and process Transactions in such Payment Network. Bank shall be solely responsible for costs associated with the foregoing, including costs associated with Payment Network membership, transaction or other fees, and any assessments or charges, including charges related to additional network benefits, at any time imposed by the Payment Network with respect to the Program.
(e)The Program BIN Numbers shall be separate and unique to the Program. [*]To the extent of any change in the Payment Network in which the Sun Country Credit Cards participate, Bank shall establish a Program BIN Number (or its equivalent) to be maintained and used exclusively for the

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Sun Country Credit Cards issued pursuant to the Program that bear the proprietary designations of such Payment Network.
Article 3

PROGRAM MANAGEMENT
3.1Program Objectives.
In performing its responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following objectives (the “Program Objectives”):
(a)To proactively grow the Program with a focus to create the Credit Card of choice and top of wallet Credit Card for Sun Country customers;
(b)To ensure that the Sun Country Credit Cards and the Program are competitive, in the aggregate, with the Credit Cards and programs offered by Sun Country’s competitors in all material respects;
(c)To grow Sun Country Rewards Program membership;
(d)To increase sales of Goods and Services through the Program; and
(e)To operate the Program in compliance with safe and sound banking practices.
3.2Program Managers.
Sun Country and Bank shall each appoint one Program manager (each, a “Program Manager”). Each of Sun Country’s and Bank’s Program Manager will be dedicated to the Program on a full-time basis. The Program Managers shall exercise day-to-day operational oversight of the Program, coordinate the interactions between the Parties, and direct their team’s execution of the plans approved and updated by the JMC from time to time. Each Party may change its Program Manager from time to time upon notice to the other Party; provided that each Party shall endeavor to provide stability and continuity in its Program Manager position.
3.3Joint Management Committee.
(a)Establishment of Joint Management Committee. Sun Country and Bank hereby establish a Program joint management committee (the “JMC”), to oversee and review the conduct of the Program pursuant to this Agreement.
(b)Composition of Committees. The JMC shall consist of an equal number of Sun Country designees and Bank designees. At least one member of the JMC from each Party shall be at an executive level and have decision-making authority with respect to the Program. Each Party shall give the other Party as much prior notice of any substitution to their JMC designees as is reasonably practicable under the circumstances.
(c)Responsibilities of JMC. Except as otherwise specified herein, the JMC shall review and have oversight responsibility over the operation and conduct of the Program, including:
(i)Considering, and if agreed upon approving, any change to any feature of the Program that a Party proposes, subject to any applicable provision of this Agreement;
(ii)Overseeing the implementation of the Transition Plan and [*];

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(iii)Reviewing and approving the Program Launch Marketing Plan and each Program Marketing Plan;
(iv)Tracking and maintaining records of changes to the policies and procedures (including the Risk Management Policies) of the Program;
(v)Evaluating new Program features and any products to be marketed to Cardholders;
(vi)Reviewing actual and projected Program performance;
(vii)Evaluating servicing activities and performance, including reviewing performance against the SLAs;
(viii)Regularly monitoring the competitive environment with respect to the Program, including with respect to FFT;
(ix)Reviewing and monitoring performance against target approval and initial credit line goals and overall Program growth goals; and
(x)Carrying out other tasks assigned to it by the Parties.
(d)Proceedings of the JMC. All decisions of the JMC shall be unanimous decisions, with each Party having one (1) vote. A quorum, consisting of at least one (1) member (or permitted substitute) from each Party must be present to transact business at any meeting. The JMC shall meet (in person or telephonically) at least quarterly at dates, times, and locations to be mutually agreed upon by the Parties. In addition, any member of the JMC may call a special meeting by delivery of at least five (5) Business Days prior notice to all of the other members of the JMC, which notice shall specify the purpose and include the agenda of such meeting. Except to the extent expressly provided in this Agreement, the JMC shall determine the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings.
(e)Dispute Resolution Procedure. In the event of any controversy or claim directly or indirectly arising out of or relating to this Agreement or the Program, in either case that the Program Managers are unable to resolve otherwise (each, a “Dispute”), either Party may refer the Dispute to the JMC. The JMC shall, in good faith, then meet within ten (10) Business Days of such referral and attempt to resolve the Dispute. In the event the JMC cannot resolve the Dispute within ten (10) Business Days, the decision shall be referred to a key executive officer of each of the Parties for resolution. If the Dispute remains unresolved after ten (10) Business Days following referral to such executive officers, then the Dispute shall remain open, and the then-current practice shall continue until the Parties agree otherwise. For the avoidance of doubt, nothing in this provision shall prevent a Party from exercising any right under this Agreement that has been specifically allocated to that Party pursuant to the terms of this Agreement.
(f)Discussion Item Procedure. In the event that either Party desires to discuss a decision made, or to be made, in the other Party’s discretion, and such discussion does not constitute a Dispute that is subject to Section 3.3(e) (each, a “Discussion Item”), then such Party may refer the Discussion Item to the JMC. The JMC shall, in good faith, then meet within ten (10) Business Days of such referral and attempt to resolve any concerns raised by the referring Party. In the event the JMC cannot resolve such concerns within ten (10) Business Days, the Discussion Item shall be referred to a key executive officer of each of the Parties for resolution. If the concerns of the referring Party remain unresolved after ten (10) Business Days following referral to such executive officers, then the decision made, or to be made, by the non-referring Party shall remain in place until the Parties agree otherwise. For the avoidance of doubt, nothing in this provision shall prevent or delay a Party from making decisions in a timely manner that are required to comply to Applicable Law, Network Rules, or the terms of this Agreement.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

3.4Ongoing Product Review and Refresh.
The Parties will periodically refresh the Program, as agreed by and on a cadence approved by the JMC. The out-of-pocket, third-party cost of any Program refresh process (e.g., market benchmarking) will be borne out of the Marketing Fund unless otherwise agreed by the Parties. The out-of-pocket, third-party cost of any Program enhancements or modifications resulting from a Program refresh process will be allocated by mutual agreement of the Parties. Unless otherwise agreed, the JMC will discuss refreshing the Program every twenty-four (24) months after the Launch Date.
Article 4

PROGRAM OPERATION
4.1Certain Sun Country Responsibilities.
In addition to its other obligations set forth elsewhere in this Agreement, Sun Country at its own expense (except as expressly provided herein) agrees that during the Term it shall:
(a)Implement its obligations under the Transition Plan, the Program Launch Marketing Plan, and [*];
(b)Implement its obligations under each Program Marketing Plan;
(c)Encourage the establishment and use of Accounts at Sun Country Channels within the United States;
(d)Integrate training of Sun Country personnel with respect to the Program and related training materials into Sun Country’s training schedule based on training, materials, and policies provided by Bank and in accordance with Section 4.12(b);
(e)Perform its responsibilities under this Agreement and the Program, and conduct its activities, including its policies, products, business, point of sale and sales practices (through all Sun Country Channels), and advertising, in compliance with Applicable Law;
(f)Provide a monthly summary to Bank of overall material complaints received by Sun Country regarding the Program, which summary shall include, at a minimum, the following fields: customer name, secure account number (if applicable), date of compliant intake, intake channel, complaint description, and date provide to Bank via the escalated intake process (if applicable);
(g)Comply with the Program Privacy Policy;
(h)Maintain on the Sun Country websites operated by or on behalf of Sun Country or its Affiliates under a Sun Country Licensed Mark an embedded, direct link to the Program Website For Apply which provides the Application. Unless otherwise agreed by the Parties, among such websites, the link to the Program Website For Apply will be featured in the global header/footer and at the following key points: (i) on Sun Country websites home pages; (ii) in the check-out process (which featured placement may be satisfied by implementation of the Booking Path Application); (iii) on the Sun Country Rewards Program website; (iv) on the Sun Country hosted credit landing page; and (v) on such other pages of the Sun Country websites as Sun Country will determine from time to time. The placements for the Credit Cards on the Sun Country websites shall be in the aggregate at least as prominent as any other payment method featured on the Sun Country websites. In addition to the standard placements, the JMC and/or the Program Marketing Plan will discuss the opportunity for periodic enhanced placements for advertising the Program on the Sun Country websites. Sun Country shall have the sole right to determine the design and content of the Sun Country websites; provided,

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

however that Bank shall have the right to approve: (i) the usage of Bank Marks on the Sun Country websites, and (ii) solely with respect to compliance with Applicable Law, any content related to the Program on Sun Country websites that Bank reasonably determines is subject to Applicable Law.
(i)Review any Program Materials prepared by Bank for distribution to Applicants or Cardholders as provided in Section 4.4(b);
(j)Not discriminate against any Cardholder or any person with respect to any Application or Account transaction on any basis for which discrimination is prohibited by Applicable Law;
(k)Not charge any credit application, processing, or other fee in connection with any Application;
(l)Distribute Applications, Credit Card Agreements, Program Privacy Policies and required legal disclosures incorporated in the foregoing, in the forms produced by Bank and as directed by Bank; and
(m)In connection with the launch of the Program, at a time prior to the Launch Date to be mutually agreed by the Parties, provide Bank with the information set forth on Schedule 4.1(m) with respect to all customers of Sun Country (including all Sun Country Members) that are residents in the United States (the “Customer Engagement Data”), for use in connection with the Program as provided by this Agreement, consistent with the Program Marketing Plan, and otherwise in accordance with Applicable Law and Article 6, including for the direct mail or email solicitation for the Program by Bank [*] through a third party mail house service provider engaged by Bank, and reasonably approved by Sun Country, and update the Customer Engagement Data on a monthly basis, including to indicate any new or disenrolled Sun Country Members, as applicable.
For the avoidance of doubt, nothing in this Agreement shall obligate Sun Country to develop or implement any technology or technology enhancements without Sun Country’s agreement, except to the extent that Sun Country is required to do so in order to fulfill its express obligations under this Agreement.
4.2Certain Bank Responsibilities.
Bank shall, at its own expense (except as expressly provided herein), either itself or through its Service Providers (i) provide the services, materials, and personnel necessary to operate the Program, and (ii) administer the Program and service the Accounts in accordance with this Agreement. Without limiting the generality of the foregoing, in addition to its obligations set forth elsewhere in this Agreement, during the Term, Bank shall:
(a)Implement its obligations under the Transition Plan, the Program Launch Marketing Plan, and [*];
(b)Implement its obligations under each Program Marketing Plan;
(c)Encourage establishment and use of Accounts in accordance with the terms of this Agreement;
(d)Develop the Booking Path Applications with Sun Country and an online Application to be hosted on the Program Website For Apply (and linked from the Sun Country websites as provided in Section 4.1(h)) in a manner that attempts to minimize the number of fields that need to be completed, subject to Applicable Law and Bank’s policies and procedures;
(e)Review and process Applications;

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(f)Issue Credit Cards, extend credit on Accounts and fund all Cardholder Indebtedness;
(g)Perform collection and recovery activities, including ordinary course collections, collection litigation, actions, and counterclaims, as set forth in Section 4.7;
(h)Provide adverse action notices to Applicants and Cardholders, including for all adverse actions regarding Applications, reductions in credit limits and closing of Accounts, as required by Applicable Law;
(i)Prepare Program Materials (subject to Sun Country’s review rights) and distribute, at Bank’s sole cost and expense, an adequate supply of Applications, Credit Card Agreements, Program Privacy Policies and accompanying legal disclosures, directly to Sun Country locations determined by Sun Country within the United States;
(j)Comply with the terms of the Credit Card Agreements, the Program Privacy Policy, and all Cardholder opt-outs;
(k)Authorize or deny requests for authorization in connection with purchases on Accounts;
(l)Implement and maintain tools, practices and procedures intended to prevent, detect, and mitigate the incidence of fraud in the Program, as set forth in Section 4.6(f);
(m)Process remittances, payments, and credit balance refunds on Accounts;
(n)Provide real time, immediate decisioning and a corresponding extension of credit to qualifying Applicants;
(o)Prepare, process, and provide (in print or electronic form) Billing Statements and customer correspondence;
(p)To the extent provided in Section 4.8, maintain adequate Systems and other equipment and facilities necessary or appropriate for servicing the Accounts;
(q)Provide ongoing field support, including training for Sun Country personnel as reasonably requested by Sun Country, in connection with special events, and sharing best practices on execution of the Program;
(r)Ensure that the Program Materials created or furnished by Bank (excluding Sun Country Licensed Marks or artwork provided by Sun Country) used in connection with the Program comply with Applicable Law;
(s)Provide Sun Country with marketing guidelines and pre-approved templates of Solicitation Materials applicable to the marketing of the Program in each Sun Country Channel (which guidelines and templates will allow Sun Country to market the Program in the Sun Country Channels, subject to changes in Applicable Law following the Signing Date), with the objective of accelerating Sun Country’s speed to market by limiting the scope of Bank’s review and approval of such Solicitation Materials in accordance with Section 4.4(b);
(t)Provide such support services as are necessary to operate the Program in accordance with the requirements applicable to Bank hereunder; and
(u)Monitor and give Sun Country reasonable advance notice of any changes in Applicable Law or Payment Network Rules that apply to the Program; and ensure that the New Account Terms, methodologies related to Cardholder billing calculations, assessment or waiver practices, any communications with Cardholders required or developed by Bank, Program Materials, Sun Country

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Materials (solely to the extent they relate to the Program and not exclusively to Sun Country or the Sun Country Rewards Program), Bank’s activities in originating, servicing or administering Accounts, the attributes of the Sun Country Credit Cards, the Applications, and the Credit Card Agreements comply with Applicable Law and Payment Network Rules in all material respects.
4.3Ownership of Accounts; Account Documentation.
(a)Except to the extent of Sun Country’s ownership of Sun Country Licensed Marks and its option to purchase the Program Assets under Section 16.2(a), Bank shall be the sole and exclusive owner of all Accounts and Cardholder Indebtedness and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Bank shall exercise such rights consistent with the provisions of this Agreement, Applicable Law, and Payment Network Rules. All purchases of goods and services (including Goods and Services) in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the relevant Cardholder and Bank, respectively. Sun Country acknowledges and agrees that (i) except for its (A) right, title and interest in Sun Country Licensed Marks, and (B) option to purchase the Program Assets under Section 16.2(a), Sun Country has no right, title or interest in or to, any of the Accounts or Cardholder Indebtedness or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.
(b)Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts, and (ii) retain for its account all Cardholder Indebtedness and all other fees and income authorized by the Credit Card Agreements and collected by Bank with respect to the Accounts and Cardholder Indebtedness. For the avoidance of doubt, Sun Country shall retain all revenues it receives from all Inserts.
4.4Materials Developed and Used in Connection with the Program.
(a)Except as provided in Section 4.4(b), Bank shall be responsible for designing, developing, preparing, producing and delivering all Program Materials and shall be responsible for ensuring that all Program Materials comply with Applicable Law and Payment Network Rules. Sun Country shall have the right of prior review and approval of the customizable portions of (i) the layout, design and look and feel of all Applications, Credit Card Agreements, Billing Statements, Program-related Inserts, Program-related Billing Statement Messages, Program Website For Apply and Mobile Application, and (ii) the use of Sun Country Licensed Marks in all Program Materials. Sun Country shall review and approve the customizable portions of (or indicate its disapproval, or conditional approval subject to specified changes, of) such Program Materials provided by Bank. Bank shall use reasonable efforts to limit the fixed, non-customizable portions of such Program Materials only to those aspects of form and content required by Applicable Law, Payment Network Rules, and Bank’s policies and procedures. Bank shall produce and deliver all Credit Cards designed and developed by Sun Country pursuant to Section 4.4(b).
(b)Sun Country shall be responsible for designing, developing, preparing, and producing (i) Sun Country Rewards Program marketing materials, and (ii) such other Sun Country Materials, including Solicitation Materials, as agreed by the Parties, including pursuant to the Program Launch Marketing Plan or any subsequent Program Marketing Plan. In lieu of handling such items specified in Section 4.4(b)(ii) directly, Sun Country may request that Bank design, develop, prepare or produce any items contemplated by Section 4.4(b)(ii) in accordance with Sun Country’s brand and marketing guidelines, as may be provided by Sun Country to Bank from time to time, and, subject to the Parties’ mutual agreement on cost allocation from the Marketing Fund or otherwise, Bank will not unreasonably withhold its agreement to such request. As applicable, (i) Bank shall have the right of prior review and approval of the Sun Country Materials solely for compliance of such Sun Country Materials with Applicable Law and Payment Network Rules with respect to the offering, soliciting or originating of consumer credit and the use of Bank Licensed Marks, and (ii) Sun Country shall have the right of prior review and approval of Sun Country Materials produced by Bank for compliance with the relevant Sun Country brand and marketing guidelines. For clarity, Sun Country and Bank expressly agree that all Sun Country Materials produced by Bank exclusively for the Program (other than any Bank Licensed Marks contained therein) shall be considered a “work made for hire” to the maximum extent allowed by law,

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

and that Sun Country shall be considered the “author” of each such work, as those terms are defined in the Copyright Act 17 U.S.C. §101, et seq. At Sun Country’s request or in the event any Sun Country Materials are deemed for any reason to be owned by Bank, Bank shall assign (or cause to be assigned) and hereby assigns fully to Sun Country all such Sun Country Materials.
(c)With respect to Program Materials that Bank, or Sun Country Materials that Bank, develops or proposes to use that are subject to approval by the other Party pursuant to 4.4(a) and 4.4(b), the Party from which approval has been requested will respond to the initial approval request within five (5) Business Days after such Party’s receipt of the approval request. If any materials are not approved, such Party will provide specific reasons for such non-approval and, if applicable, reasonable proposed modifications. Failure of a Party from which an approval has been requested to grant such approval in writing within such five (5) Business Day period will be deemed to constitute a rejection. Subject to the foregoing, any approval or rejection of such materials must be communicated electronically or in such other form as the Program Managers jointly establish. Any materials resubmitted after non-approval will be similarly reviewed pursuant to this Section 4.4(c). Notwithstanding the foregoing, a Party may re-use Program Materials or Sun Country Materials previously utilized by or approved in accordance with this Section 4.4(c), in substantially the same manner as such Program Materials or Sun Country Materials were approved, without further approval from the other Party unless and until the other Party provides reasonable advance notice in writing of a change to such prior approval.
4.5Applications for Credit Under the Program.
Applicants who wish to apply for an Account under the Program must submit a completed Application on a form or in an electronic format provided by or approved by Bank, and Bank shall grant or deny the request for credit based upon the Risk Management Policies. If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant to access an individual line of credit in an amount determined by Bank. Sun Country and Bank will establish a process to ensure that Applicants that are not members of the Sun Country Rewards Program at the time of application are enrolled into the Sun Country Rewards Program.
4.6Credit Underwriting and Risk Management.
(a)Bank’s risk management policies, procedures and practices for the Program, including policies, procedures and practices for credit and Account openings, transaction authorization, credit line assignment, credit line management (including credit line increases and decreases, over-limit decisions, and payment hold decisions), Account closures, payment crediting, charge-offs, anti-money laundering, identity theft, and fraud policies shall collectively constitute the “Risk Management Policies” for the Program.
(b)Credit Criteria. Bank will establish and may modify from time to time any or all of the Risk Management Policy criteria used in evaluating Applicants under the Program (including the creditworthiness of individual Applicants, the range of credit limits to be made available to individual Cardholders and whether to suspend or terminate the credit privileges of any Cardholder); [*].
(c)Data Sharing for Underwriting. Bank may use the Customer Engagement Data for purposes of underwriting, risk management and operation of the Program, including in connection with Application and Cardholder authentication and credit line assignment; provided, Bank shall be solely responsible for ensuring such uses of Customer Engagement Data comply with Applicable Law, and Sun Country shall ensure that the provision of Customer Engagement Data to Bank complies with Applicable Law.
(d)[*]

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(e)Bank shall (i) ensure that the Risk Management Policies and Bank’s application of such policies to the Program comply with Applicable Law and Payment Network Rules, and (ii) operate the Program in compliance with the Risk Management Policies, as such Risk Management Policies may be amended from time to time in accordance with this Agreement.
(f)Bank in its sole discretion shall perform all necessary security functions in accordance with the Risk Management Policies to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications. Additionally, Bank will utilize its most advanced and effective risk and fraud management tools and technologies (including alternative data sources, scores, and models) to the same extent that it uses such tools and technologies for the benefit of its other Credit Card programs as reasonably practicable.
4.7Collections.
(a)Bank shall handle all stages of collections of Accounts in accordance with the policies, procedures and practices for the Program with respect to collections, account closures, charge-offs, recoveries and similar matters (the “Collections Policies”). Without limiting the foregoing, Bank’s Collections Policies for the Program shall be consistent with the collections policies it employs generally in its Credit Card issuing business.
(b)Bank shall notify Cardholders to make payment directly to it in accordance with its instructions. Sun Country grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse Sun Country’s name upon any form of payment that may have been issued in Sun Country’s name in respect of any Account. [*]
4.8Systems.
(a)Existing Systems.
(i)Except as otherwise provided herein, each Party shall be responsible for its own Systems and for the costs associated with using its Systems in support of the Program. Except as otherwise provided in this Agreement, each Party shall maintain its Systems, and make such changes to its Systems as reasonably agreed by such Party.
(ii)Neither Party shall, without the prior approval of the other Party, intentionally make any material change to any of its Systems that would knowingly (A) render them incompatible with the other Party’s Systems, or (B) require the other Party to make any change to any of its Systems unless (x) such change is required by Applicable Law or Payment Network Rules or (y) the Party making such change reimburses the other Party for the reasonable costs necessary to effect the required changes to the Systems of such Party. A Party proposing such a material change shall inform the other Party as far in advance of the proposed change as is reasonably practicable. Subject to the foregoing, either Party may make routine changes without the other Party’s approval, while communicating material user experience changes through the JMC.
(iii)Bank shall use commercially reasonable efforts (in light of the Program Objectives) to leverage the Systems used by Sun Country in order to ensure a seamless transition for existing Cardholders and to minimize incremental expense to Sun Country.
(iv)For the avoidance of doubt, nothing in this Agreement shall obligate Sun Country to develop or implement any technology or technology enhancements without Sun Country’s agreement.
(b)Data Transmission and Monitoring. Sun Country and Bank shall work together to develop a system for securely transmitting data and reports to each other in accordance with the requirements of Applicable Law and as set forth in this Agreement, including pursuant to Section 7.1. The Parties shall mutually agree upon the system that will be used and shall develop a plan to

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

implement such system on or before the Launch Date. Bank will support the use of telemetry to allow Sun Country to monitor relevant performance metrics (e.g., responsiveness, outages, capacity) of Bank’s Systems as well as the customer experience at key junctures within the applicable environments.
(c)Systems Interfaces.
(i)Prior to the Launch Date, the Parties shall identify the initial systems interfaces required to be sustained between Sun Country and Bank including the systems interfaces required to pass data between the Parties. The Parties shall maintain these initial interfaces, as well as any additional interfaces defined in the future, and cooperate in good faith with each other in connection with any modifications and enhancements to such interfaces as may be requested by either Party from time to time. Bank agrees to provide sufficient personnel to support the systems interfaces required to be sustained among Sun Country and Bank.
(ii)Except as otherwise provided herein, all requests for (A) new interfaces between Sun Country and Bank, (B) modifications or enhancements to existing interfaces or (C) termination of existing interfaces shall be approved by both Parties. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify, enhance, or terminate the existing interfaces, as applicable, on a timely basis (in each case within the periods contemplated by the Parties’ approval to proceed with such action).
4.9Program Website For Apply, Program Digital Servicing and Mobile Application.
(a)Program Website For Apply; Booking Path Application.
(i)Bank shall develop, maintain and host, at Bank’s expense, a digital property whereby Applicants may apply for Accounts (the “Program Website For Apply”), which Program Website For Apply shall be operational commencing as of the Launch Date. The Program Website For Apply will be Sun Country branded in accordance with Section 4.9(d).
(ii)Bank shall develop, maintain and host, at Bank’s expense, and Sun Country, at Sun Country’s expense (to be reimbursed from the Launch Fund), shall integrate into its web-based reservation and purchase paths within the www.suncountry.com primary website, a digital property whereby throughout the Term (1) Applicants may apply for Accounts and, (2) subject to Section 4.9(f)(i), approved Cardholders may immediately use their Accounts to make purchases (the “Booking Path Application”), which Booking Path Application shall be operational commencing as of the Launch Date. The Booking Path Application will be Sun Country branded in accordance with Section 4.9(d).
(b)Program Digital Servicing. Bank shall develop, maintain, and host, at Bank’s expense, digital properties through which Cardholders may fully service their Accounts (i.e., Bank’s website and MySynchrony native mobile application), (The “Program Digital Servicing”), which Program Digital Servicing shall be operational commencing as of the Launch Date. The Program Digital Servicing will be Sun Country branded in accordance with Section 4.9(d).
(c)Mobile Application. Bank and Sun Country shall collaborate to develop and integrate, at Sun Country’s sole discretion, a Program-related interface for Cardholders to service their Accounts and potential Cardholders to apply for Accounts into any mobile applications (i.e., providing access from mobile devices such as smartphones and tablets, including those that run on iOS or Android software or other mobile technology) designed and hosted by Sun Country (collectively, the “Mobile Application”). Bank will make available to Sun Country the Bank’s Plug-In Software (as defined in Schedule 4.9(c) for use by Sun Country and its customers in conjunction with the Application (as defined in Schedule 4.9(c))), all in accordance with the terms and conditions set forth in Schedule 4.9(c). Sun Country acknowledges that the following conditions will apply before Bank dedicates resources to implementing the Plug-In Software in conjunction with the Sun Country Software Application:

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(i)All code must be iOS or Android native code. Cross platform frameworks may not be supported unless agreed upon by Bank prior to implementation. Bank’s Plug-In Software is provided as-is. Any development work required to make Plug-In Software operational within the Sun Country Software Application if using a cross platform framework is Sun Country’s responsibility. Sun Country acknowledges that Bank may require a minimum OS version.
(ii)Bank reserves the right to perform due diligence on the Sun Country Software Application to determine if Bank’s Plug-In Software is a good fit. If the Parties determine that the Plug-In Software is not a good fit within the Sun Country Software Application (e.g., would not provide a good consumer experience), then the Parties will cease all efforts on implementing the Plug-In Software and Schedule 4.9(c) (but not the Agreement) will terminate immediately upon notice by Bank.
(iii)The Sun Country Software Application must be able to accept the Plug-In Software through a dependency manager (i.e., Bank distributes the Plug-In Software in a certain manner and may not be able to accommodate any special requests to alter the way binaries are distributed).
(iv)Sun Country must be able to provide access to the Sun Country Software Application during the integration process to a reasonable number of Bank testers.
(v)Sun Country acknowledges that it will need to provide Bank all required certificates, entitlements, and keys before Bank can begin the integration process.
(vi)Sun Country will dedicate ample developer support hours during the course of the initial Plug-In Software integration and launch. Sun Country will also dedicate ample developer support hours for any subsequent release, updates, maintenance and security fixes.
(d)Solicitation Materials; Look and Feel. All written content of the Program Website For Apply, Program Digital Servicing and Bank’s Plug-In Software as it relates to the Mobile Application (other than content thereon constituting copies of or links to Account Documentation or any content required by Applicable Law and Payment Network Rules) shall be deemed Solicitation Materials. Sun Country shall have control over the look and feel of the Program Website For Apply, Program Digital Servicing and Bank’s Plug-In Software as it relates to the Mobile Application, subject to Bank’s customary design parameters.
(e)Availability and Integration. The Program Website For Apply and Program Digital Servicing will be available as set forth Schedule 7.3. Bank will integrate the Program Website For Apply and the Bank’s Plug-In Software as it relates to the Mobile Application with the digital Sun Country Channels to deliver a seamless customer experience in such Sun Country Channels. Sun Country’s websites will provide links to the Program Website For Apply, Program Digital Servicing and Mobile Application. The Program Website For Apply shall include a link back to Sun Country’s website(s) and the Bank’s Plug-In Software as it relates to the Mobile Application shall link back to Sun Country’s mobile application experience.
(f)Functionality. Subject to Applicable Law, Bank’s policies and procedures, and any applicable contractual restrictions, the Program Website For Apply, Program Digital Servicing and the Bank’s Plug-In Software as it relates to the Mobile Application shall include the following functions, any other features and functionality as are made available by Bank on the program websites and mobile applications [*].
(i)Applications. The Program Website For Apply and Mobile Application shall permit potential Cardholders to access an Application, to complete and submit the Application online and receive real-time approvals of such Application in accordance with the Risk Management Policies. The Program Website For Apply and Mobile Application shall operate such that once an Application is approved online, the related Account shall be immediately available for use at any Sun Country Channel.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(ii)Cardholder Customer Service Site. The Program Digital Servicing and Mobile Application shall permit Cardholders to (A) view the Cardholder’s Account information and Billing Statements (including transaction information, and all other information contained in such Billing Statement); (B) update Cardholder information, request copies of specified Program Materials, submit billing disputes and perform other basic account maintenance functions; (C) as mutually agreed, the ability to view Sun Country Rewards Program information online (including point balances, periodic points earned and redemption history); and (D) make payments (including scheduled or recurring payments) on the Cardholder’s Account via automated clearing house transfer or other payment mechanism approved by the Parties. Subject to Bank’s platform specifications, Program Digital Servicing and the Bank’s Plug-In Software as it relates to the Mobile Application, Bank shall also provide Sun Country with the ability to deliver customized marketing messages and targeted offers or promotions to Cardholders on the basis of criteria such as shopping behavior, customer profiles or geographic location.
(g)Performance Standards. Bank shall utilize commercially reasonable efforts to provide the Program Website For Apply, Program Digital Servicing and the Bank’s Plug-In Software as it relates to the Mobile Application (i) free from programming errors and defects in workmanship and materials that impact functionality, accuracy or security of the Program Website For Apply, Program Digital Servicing and Mobile Application or the ability of Cardholders to use the Program Website For Apply, Program Digital Servicing and Mobile Application, and (ii) [*]. In addition, unless otherwise directed by Sun Country, to the extent known or capable of being known upon reasonable investigation, Bank shall from time to time conform the Program Website For Apply, Program Digital Servicing and the Bank’s Plug-In Software as it relates to the Mobile Application to offer Competitive functionality.
(h)Customer Privacy. Bank shall ensure that the Program Privacy Policy is clearly and prominently posted on the pages of the Program Website For Apply, Program Digital Servicing and Bank’s Plug-In Software as it relates to the Mobile Application.
(i)Server Condition. Bank shall use commercially reasonable efforts to cause the server it will use to host the Program Website For Apply and Program Digital Servicing to (i) be in good operating condition and current with evolving technologies, (ii) contain sufficient operating capability and speed to allow access to the Program Website For Apply and Program Digital Servicing in accordance with the Schedule 7.3, and (iii) operate and allow access without material interruption in accordance with Schedule 7.3. Bank shall further ensure that the Program Website For Apply and Program Digital Servicing are at all times under Bank’s control. Bank shall use commercially reasonable efforts to timely implement patches to the Program Website For Apply, Program Digital Servicing and all related Systems.
(j)Mobile Access to Program Website For Apply and Program Digital Servicing. Without limiting any requirements relating to the availability of the Mobile Application, Bank shall implement a mobile optimized implementation of the Program Website For Apply and Program Digital Servicing that will provide mobile access to the same functionality that is available at the Program Website For Apply and Program Digital Servicing and such other functionality as the Parties may agree upon without the need for mobile users to download or otherwise use the Mobile Application.
(k)Wallet Participation. The Parties shall have the rights and obligations with respect to the provisioning of Mobile Wallets and the facilitating of certain transactions by Mobile Wallets as set forth in Schedule 4.9(k).
4.10Sun Country Rewards.
(a)Sun Country owns and operates, and as between Sun Country and Bank, shall maintain control over, one or more loyalty programs for Sun Country customers, including the loyalty program known as of the Signing Date as “Sun Country Rewards” (collectively, the “Sun Country Rewards Program”). Sun Country shall administer and, except as expressly provided herein, own all liability for the Sun Country Rewards Program including crediting and decrementing of the Sun Country Rewards Incentive. Sun Country may amend, modify or replace the Sun Country Rewards Program and the terms and conditions applicable thereto from time to time; provided that (i) Sun Country shall consult with the

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

JMC prior to making any material changes that relate solely to the Program; (ii) Sun Country shall ensure that the aspects of the Sun Country Rewards Program that relate to the Program remain competitive in the aggregate with Sun Country competitors and pursuant to Sections 3.1(b) and 4.11.
(b)Sun Country shall provide Bank with sufficient notice (not less than one hundred eighty (180) days in advance, or such shorter period as may be required for Sun Country to comply with Applicable Law) prior to implementing any changes to the Sun Country Rewards Program pursuant to Section 4.10(a) that are reasonably anticipated to have a material effect on the Program, and Sun Country shall provide Bank thirty (30) days’ prior notice for all other such changes to the Sun Country Rewards Program. Within thirty (30) days of Bank’s receipt of a such notification and consultation, Bank shall determine whether Applicable Law or the Payment Network Rules would require prior notice to Cardholders regarding such change (a “Required Cardholder Notification”). To the extent Bank determines a Required Cardholder Notification is required, Sun Country shall not implement the applicable change to the Sun Country Rewards Program until such Required Cardholder Notification is sent.
(c)As of the Launch Date, the benefits set forth on Schedule 4.10(c) will be made available to Cardholders under the Sun Country Rewards Program (collectively, the “Sun Country Rewards Incentive”). The Party responsible for funding each element of the Sun Country Rewards Incentive shall be set forth on Schedule 4.10(c). The Sun Country Rewards Incentive shall only be modified upon the mutual agreement of Sun Country and Bank.
(d)For the avoidance of doubt, in no event will this Section 4.10 be construed to obligate Sun Country to obtain Bank’s agreement to changes in the redemption values of Sun Country Rewards Points, provided that Sun Country satisfies its obligation in Section 4.10(a)(ii) regarding the competitiveness of the Sun Country Rewards Program.
(e)Sun Country shall provide to Bank, on a quarterly basis, within thirty (30) days of the end of each calendar quarter, reasonable evidence demonstrating that the elements of the Sun Country Rewards Incentive provided by Sun Country are accurately being provided to Cardholders, and a file reasonably detailing any failures to provide elements of the Sun Country Rewards Incentive to Cardholders, along with the reason(s) for such failures (collectively, the “Sun Country Rewards Incentive Report”); provided, however, that Sun Country’s failure to provide any Sun Country Rewards Incentive Report in accordance with the timing set forth in the preceding sentence shall not constitute a Sun Country Event of Default. Sun Country shall retain copies, in electronic or other retrievable format, of documents and records with respect to each Sun Country Member’s account and other Sun Country Rewards Program activities, as related to the Program, for at least eighteen (18) months and make the foregoing available to Bank in connection with any audit conducted pursuant to Section 12.2.
4.11Program Competitiveness.
It is the intent of the Parties that the Program be operated in an agile manner to enable the Parties to provide a competitive Program and Cardholder experience. Without limiting the foregoing:
(a)Pricing and Terms. [*]
(b)Customer Experience. [*]
(c)Features, Functionality and Technology (FFT). [*]
4.12Employee Incentive Programs and Bank Training Materials.
(a)Subject to Applicable Law, Sun Country may develop and manage voluntary incentive programs for employees of Sun Country, its Affiliates and its and their respective service providers for their promotional efforts in connection with the Program. Sun Country acknowledges and agrees that

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

any employee incentive program (whether or not monetarily based) for referrals related to Sun Country Credit Cards will be subject to Bank’s approval, not to be unreasonable conditioned, delayed, or withheld, with respect to such incentive program’s compliance with Applicable Law.
(b)Bank will provide relevant training materials to enable Sun Country to train its employees with respect to the operation of the Program and may update such materials from time to time upon sixty (60) days’ notice to Sun Country. Bank will make Bank’s training staff available at Sun Country’s request to review such materials and their integration into Sun Country’s standard training programs.
4.13Sales Tax Recoveries. Sun Country agrees that, unless otherwise set forth in this Agreement, Bank will be entitled to all recoveries of taxes of any type that were imposed on the sale of goods or services attributable to any Account that Bank determines to be non-collectable during the Term through all potential means, including sales tax refunds, deductions, credits or audit offsets (“Sales Tax Recoveries”). If Bank elects to file lender claims where available, Sun Country will reasonably cooperate with Bank to recover such taxes in connection with charge offs, including executing all forms or other documentation necessary or required by any taxing authority, timely producing all supporting documentation and data relative to such Accounts then in Sun Country’s possession, and obtaining all necessary and supporting documents. Sun Country must maintain retail purchase data for a period of forty-eight (48) months to support such claims. In states where Sun Country is required to be the claimant to file for Sales Tax Recoveries related to any Accounts (“Sun Country Sales Tax Claims”), Sun Country, in its reasonable discretion, may elect to file Sun Country Sales Tax Claims with the consent of Bank, which Bank will not unreasonably withhold. In such case, Bank will reasonably cooperate with Sun Country in providing documentation related to such claims made by Sun Country. Sun Country will share with Bank fifty percent (50%) of any amounts recovered by Sun Country in connection with any Sun Country Sales Tax Claims made during or after the Term of this Agreement. Sun Country and Bank will jointly gather the documentation and information necessary for them to pursue, analyze, file, defend and litigate Sales Tax Recoveries. Each Party will bear its own costs related to filings and responding to audits in connection with Sales Tax Recoveries.
Article 5

MARKETING OF THE PROGRAM
5.1Marketing of the Program.
(a)Marketing Plan. Unless otherwise agreed, between 90 and 180 days prior to the beginning of each Program Year during the Term, the JMC shall approve a marketing plan for the Program (the “Program Marketing Plan”) for the following Program Year; provided, however, that the Program Launch Marketing Plan shall be the marketing plan for the period beginning on the Launch Date and ending on the last day of the first Program Year. Each Program Marketing Plan shall: (i) set forth all proposed marketing, advertising and promotional activities, including any pre-approvals, marketing analytics and testing initiatives, to be conducted in all marketing channels by the Parties during the applicable Program Year; (ii) allocate each Parties’ responsibilities in connection with such activities; and (iii) establish minimum commitments for the amount of the Marketing Fund to be dedicated to each of (A) new Account acquisition and (B) existing Cardholder life cycle marketing. Bank acknowledges and agrees that in addition to the current Program Year’s marketing activities, each Program Marketing Plan shall take into account and align with Sun Country’s longer-term marketing and communications roadmap, which may include Program Years following the current Program Year. The JMC shall review and approve the Program Marketing Plan at the annual meeting of the JMC and shall review the performance of the activities conducted pursuant thereto at each monthly meeting of the JMC and update the Program Marketing Plan as necessary to optimize results. Each Party’s respective obligations under a Program Marketing Plan shall constitute an obligation under this Agreement. All Solicitation Materials generated pursuant to the Program Marketing Plan shall be subject to the Parties’ review and approval rights as set forth in Section 4.4.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(b)As part of each Program Marketing Plan, and at no incremental, out-of-pocket cost to Bank, Sun Country shall provide reasonable access to the Sun Country Channels reasonably determined by Sun Country for the purposes of marketing, promoting and executing servicing functions of the Program. Bank access to any such new Sun Country Channels for the purposes of marketing, promoting and executing servicing functions of the Program would be subject to the Parties’ mutual agreement.
(c)As part of each Program Marketing Plan, Bank shall engage in [*] direct mail or email campaigns targeting a segment of Sun Country customers. Out-of-pocket, third-party costs for such direct mail and email campaigns shall be paid for by the Marketing Fund.
(d)The Parties acknowledge that the Program Marketing Plan may require modification during the year to account for results of individual initiatives that are inconsistent with projections or, in the case of Sun Country, to respond to market or business conditions, or to update for new Sun Country Channels (subject to Section 5.1(b)) or relevant Goods and Services or other changes affecting the Sun Country’s business, provided that nothing in this Section 5.1(d) shall affect the Bank’s rights under Section 4.4(a). Accordingly, the Program Managers shall review the previous month’s results and forecasts with respect to the status of the initiatives set forth in the Program Marketing Plan for such month and prepare summaries of the foregoing, including revisions based on Sun Country’s product updates, for consideration by the JMC at the next meeting of the JMC.
(e)At Sun Country’s option, Bank shall work with Sun Country, in good faith, to identify marketing opportunities within Bank’s franchise to promote the Program and Goods and Services. The Parties shall execute any such marketing campaigns upon terms and conditions mutually agreed upon by the Parties.
5.2Communications with Cardholders.
(a)Bank Communication. Bank may communicate with Cardholders only as necessary to perform its obligations under this Agreement, including servicing the Accounts, as otherwise permitted by this Agreement, or as required by Applicable Law, or as otherwise agreed to by Sun Country.
(b)Sun Country Inserts. Subject to Applicable Law, Section 5.2(a), and Section 5.2(d), Sun Country shall have the exclusive right to communicate with Cardholders through use of Sun Country provided inserts, fillers and onserts (collectively, “Inserts”) during a billing cycle during the Term, including Inserts selectively targeted for particular classes of Cardholders, in any and all Billing Statements (including print and electronic Billing Statements) without causing the weight of the printed Billing Statement package to exceed one ounce, in which case Bank shall bear the cost of including the Inserts in the statement as well as all mailing costs associated therewith. Prior to any Inserts being sent to Cardholders, Sun Country shall submit such Inserts to Bank for Bank’s approval, and Bank shall review such Inserts solely to determine whether they comply with Applicable Law or raise reputational concerns. Notwithstanding the foregoing, any Insert required by Applicable Law or to service the Accounts (in each case consistently with the manner Bank applies to its similarly situated co-brand Credit Card programs) shall take precedence over any Sun Country Inserts and shall be the responsibility of Bank. Bank shall provide Sun Country sixty (60) days’ notice of all Inserts that are required to comply with Applicable Law (or such shorter period as may be required) or to service the Accounts to allow Sun Country to coordinate the production, timing, and content of all statement Inserts.
(c)Billing Statement Messages. Subject to Applicable Law, Section 5.2(a), and Section 5.2(d), Sun Country shall have the exclusive right, at no cost to Sun Country, to use Billing Statement messages, available on the Mobile Application through the Plug-In Software and Program Digital Servicing (collectively “Billing Statement Messages”) to communicate with Cardholders. Bank shall enable geographic or other reasonable segmentation through the Plug-In Software and Program Digital Servicing to enable Sun Country to target its promotion and advertisements within the Billing Statement messages. Notwithstanding the foregoing, the following Billing Statement Messages shall take precedence over any Sun Country Billing Statement Messages (in each case consistently with the manner Bank applies to its similarly situated co-brand Credit Card programs): (i) any Billing Statement

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Message required by Applicable Law, and (ii) collection or account servicing Billing Statement Messages. Bank shall provide Sun Country sixty (60) days’ notice of all Billing Statement Messages that are required to comply with Applicable Law (or such shorter period as may be required) or that pertain to collection or servicing to allow Sun Country to coordinate the timing and content of all Billing Statement Messages.
(d)Procedure and Review. For any Sun Country Billing Statement Messages or Inserts to be included into or with the Billing Statements for any given billing cycle, Sun Country must provide to Bank such Billing Statement Messages or Inserts meeting Bank’s production specifications (to be supplied to Sun Country by Bank from time to time) on or before the earlier of (i) fifteen (15) days prior to the Insert print date and (ii) twenty-one (21) days prior to the billing cycle mail date. Bank will promptly notify Sun Country if the inclusion of such Inserts will cause the postage on such Billing Statements to exceed one ounce. If Sun Country nonetheless wishes Bank to include Sun Country Inserts into or with such monthly Billing Statements, then Sun Country will provide at least five (5) days’ prior notice to Bank to enable Bank to adjust its process and Sun Country will pay the overweight postage charges resulting therefrom. Sun Country will also provide all Inserts to Bank at its own cost.
(e)Other Communications. Subject to Applicable Law, the provisions of Section 5.2(a) and as the Parties may otherwise agree in writing, Sun Country shall have the exclusive right to communicate with Cardholders through direct mail (including through catalogs, invitations, newsletters, and postcards), e-mail, telephone messaging, text messaging, and subject to Bank’s platform specifications, the Program Website For Apply, Program Digital Servicing and Bank’s Plug-In Software as it relates to the Mobile Application, and any other communication channel that Sun Country deems appropriate. Sun Country may communicate with Cardholders through these channels about any aspect of the Program, including any Sun Country Rewards Program, and any other subject matter, in Sun Country’s discretion, subject to Applicable Law. Subject to Section 4.4 governing Bank’s review and approval of communications that constitute Sun Country Materials, Sun Country shall provide Bank thirty (30) days’ prior notice of all other communications Sun Country intends to send to Cardholders to allow Bank to review, approve, and coordinate the timing and content of all such Cardholder communications. For the avoidance of doubt, Sun Country shall not be obligated to obtain Bank’s approval for general marketing, commercial, transactional, or any other communications to Sun Country customers, including Sun Country Members, who are also Cardholders, as long as the communications do not relate to the Program or target Cardholders based on their status as Cardholders.
(f)Substance of Communications. Sun Country may use the methods of Cardholder communication described in this Section 5.2 to promote the Program and related Goods and Services, and any other products or services in Sun Country’s discretion.
5.3Bank Cross-Sell Products.
Except for the Sun Country Credit Cards, Bank and its Affiliates shall not offer any goods or services to Cardholders or through the Program; except, subject to Sun Country’s review and approval with respect to form, content, and timing (which Sun Country may grant, deny, or withdraw in its sole discretion), Bank from time to time may promote to Cardholders to the “Synchrony Marketplace”, offered as of the Signing Date at www.synchrony.com/marketplace, or any similar marketplace operated by Bank. From time to time, Bank may also propose to solicit Cardholders for products or services not otherwise included in the Program. If Sun Country agrees to permit such solicitation, such solicitation shall only be permitted on the terms (including terms relating to the compensation of Sun Country with respect thereto) agreed by Sun Country.
5.4Marketing Fund; Launch Fund; Technology Fund.
(a)Bank will establish (by creation of a record maintained by Bank), fund pursuant to Schedule 9.1, and administer a marketing fund (the “Marketing Fund”) to be used to execute marketing activities pursuant to the Program Launch Marketing Plan and Program Marketing Plan, or other

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

activities as set forth herein or approved by the JMC. Any amounts previously allocated to the Marketing Fund but not used by the Parties as of the end of any Program Year will carry forward as part of the Marketing Fund for the subsequent Program Years. [*]
(b)Bank will also establish (by creation of a record maintained by Bank), a fund pursuant to Schedule 9.1 and administer a Program launch fund (the “Launch Fund”) to be used to fund: (i) Sun Country’s technology investments relating to the establishment and launch of the Program, including enabling the full launch of the Booking Path Applications by the Launch Date; and (ii) such other activities as approved by the Parties. Each month following the Signing Date until the Launch Fund is exhausted, Sun Country shall provide Bank with a list of expenses for which the Launch Fund was used in the previous month in accordance with Section 5.4(e). Any amounts allocated to the Launch Fund but not used within six (6) months of the Launch Date will be credited to the Marketing Fund. In the event that, subject to Section 2.2(d), the Launch Date does not occur solely as a result of Sun Country’s failure to (i) integrate the Program into the Mobile Application, or through some other manner outside of the Mobile Application (e.g., mobile web application link), in either case in to permit potential Cardholders to apply for Accounts, or (ii) launch the Booking Path Application, [*].
(c)Bank will also establish (by creation of a record maintained by Bank), a fund pursuant to Schedule 9.1 and administer a technology fund (the “Technology Fund”) which shall be used by the Parties to finance technology, research, testing, and related expenditures in connection with the Program, as approved by the JMC, [*]. Any amounts previously allocated to the Technology Fund but not used by the Parties as of the end of any Program Year will carry forward as part of the Technology Fund for the subsequent Program Years.
(d)Except as otherwise agreed by the Parties, only direct, third-party out-of-pocket costs of each Party will be eligible for reimbursement from the Marketing Fund (i.e., overhead and internal costs (e.g., internal marketing groups) will not be eligible for reimbursement).
(e)Prior to either Party being reimbursed from the Marketing Fund, Launch Fund, or Technology Fund, (i) as to Sun Country, Sun Country will submit to Bank a reasonably detailed invoice of the expense for which Sun Country seeks reimbursement or (ii) as to Bank, Bank will provide a copy to Sun Country of a reasonably detailed invoice of the expense for which Bank seeks reimbursement.
Article 6

PROGRAM, CUSTOMER, AND CARDHOLDER INFORMATION
6.1Customer Information.
(a)All collection, sharing, use and disclosure of information regarding Applicants, Cardholders, and Sun Country customers shall be subject to the provisions of this Article 6. The Parties acknowledge that the same or similar information may be contained in Cardholder Data and Customer Data, and that each such pool of data will therefore be considered separate information subject to the specific provisions applicable to that data hereunder. By way of example and not limitation: (i) if a customer receives a Sun Country Credit Card, Bank may use and disclose the Cardholder Data for all purposes permitted hereunder with respect to Cardholder Data, notwithstanding that the Cardholder originated as a Sun Country customer; and (ii) if a Cardholder makes a purchase of Goods and Services with a Sun Country Credit Card, Sun Country may use and disclose the Customer Data relating to that purchase for all purposes permitted hereunder with respect to Customer Data, notwithstanding that such information may also constitute Cardholder Data.
(b)Each Party agrees that any unauthorized use or disclosure of Cardholder Data or Customer Data might cause immediate and irreparable harm for which money damages might not constitute an adequate remedy. In that event, the Parties agree that injunctive relief may be warranted in addition to any other remedies a Party may have.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

6.2Cardholder Data.
(a)Without limiting Sun Country’s rights under Section 16.2, as between Bank and Sun Country, Cardholder Data shall be the property of and exclusively owned by Bank. Bank shall maintain all Cardholder Data, including the Program master file.
(b)The Parties acknowledge and agree that it is their intention to establish and maintain a Program Privacy Policy that provides Sun Country the maximum access to, and rights to use and disclose, Cardholder Data that is permitted by Applicable Law. Bank shall ensure that (i) the Program Privacy Policy complies with Applicable Law at all times, including following any such modifications and (ii) the Program Privacy Policy shall at all times provide Sun Country the maximum access to, and rights to use and disclose, Cardholder Data not prohibited by Applicable Law, including following any such modifications.
(c)Bank may use the Cardholder Data solely in compliance with Applicable Law and the Program Privacy Policy: (i) to exercise Bank’s rights and carry out its obligations hereunder; (ii) to develop strategies and models for marketing, fraud, collections and risk-management; or (iii) for internal Bank analytics and related reporting; [*].
(d)Other than to Sun Country as provided herein, Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 6.2. Without limiting the provisions of Section 16.2, Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data. Bank may disclose the Cardholder Data in compliance with Applicable Law, the Program Privacy Policy, and the Credit Card Agreement, solely:
(i)to its subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) each such subcontractor agrees to be bound by this Section 6.2, or a comparable contractual commitment with the same effect, and (B) Bank shall be responsible for the compliance of each such subcontractor with the terms of this Section;
(ii)to its Affiliates and Bank’s and its Affiliates’ employees, agents, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment or of access to such Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section 6.2; or
(iii)to any Governmental Authority with authority over Bank: (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Sun Country if reasonably possible under the circumstances, (2) seeks to redact such Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure, and (3) Bank does not oppose any action by Sun Country to object or intervene in any legal proceeding in which production of Cardholder Data is compelled so long as Sun Country’s interests are not contrary to the interests of Bank in connection with such Governmental Authority inquiry, as reasonably determined by Bank.
(e)Subject to Applicable Law and the Program Privacy Policy, Bank shall provide Sun Country at no cost with the information set forth on Schedule 6.2(e) and in accordance with the frequency set forth therein. Notwithstanding the foregoing, the Parties acknowledge that it is their intent that Sun Country not receive information that subjects Sun Country to any Payment Card Industry Data Security Standards applicable to a financial institution. In addition, Bank shall provide to Sun Country at no cost such additional Cardholder Data as Sun Country may reasonably request, subject to

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Bank approval which will not be unreasonably withheld or delayed. With respect to all such Cardholder Data Bank provides to Sun Country, Bank shall also provide Sun Country with details sufficient to inform Sun Country as to whether (i) Cardholders reside in states subject to Regulation P, and whether such Cardholders had a reasonable opportunity to opt-out under Regulation P but have not opted-out, (ii) Cardholders reside in states providing opt-out, and whether such Cardholders had a reasonable opportunity to opt-out but have not opted-out, and (iii) Cardholders reside in states requiring opt-in and whether such Cardholders have provided such opt-ins as further set forth in Schedule 6.2(e).
(f)Bank shall use commercially reasonable efforts to provide Sun Country the maximum ability permissible under Applicable Law to use and disclose Cardholder Data (including Cardholder information and purchasing data as mutually agreed to by the Parties but in no event less than portfolio aggregate information that includes spend in the top 25 MCCs) for any purpose permitted by Applicable Law, including through the Program Privacy Policy and/or the use of consents, opt-in provisions, or opt-out provisions.
(g)Sun Country may, and may permit its Affiliates to, use and disclose the Cardholder Data in compliance with Applicable Law: (i) for purposes of promoting the Program or promoting goods and services sold by or through Sun Country, (ii)  to exercise its rights and carry out its obligations under this Agreement; and (iii) as otherwise required by Applicable Law.
(h)Sun Country may disclose the Cardholder Data in compliance with Applicable Law solely:
(i)to its subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that: (A) each such subcontractor agrees to be bound by this Section 6.2, or a comparable contractual commitment with the same effect, and (B) Sun Country shall be responsible for the compliance of each such subcontractor with the terms of this Section 6.2;
(ii)to its Affiliates and Sun Country’s and its Affiliates’ employees, agents, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section; provided that: (A) any such Person is bound by terms substantially similar to this Section as a condition of employment or of access to such Cardholder Data or by professional obligations imposing comparable terms; and (B) Sun Country shall be responsible for the compliance of each such Person with the terms of this Section 6.2;
(iii)to any Governmental Authority with authority over Sun Country: (A) in connection with an examination of Sun Country; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Sun Country seeks the full protection of confidential treatment for any such disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Sun Country (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances, (2) seeks to redact such Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure, and (3) Sun Country does not oppose any action by Bank to object or intervene in any legal proceeding in which production of Cardholder Data is compelled so long as Bank’s interests are not contrary to the interests of Sun Country in connection with such Governmental Authority inquiry, as reasonably determined by Sun Country.
(i)With respect to use and disclosure of Cardholder Data following the termination of this Agreement:
(i)If Sun Country exercises its Purchase Option under Section 16.2, Bank shall transfer its right, title, and interest in the Cardholder Data to Sun Country or its Nominated Purchasers as part of such purchase transaction, and Bank’s right to use and disclose the Cardholder Data shall terminate as of the Program Purchase Date, except as necessary to perform Bank’s obligations pursuant to Section 16.2(i) and to comply with requirements of Applicable Law or a Governmental Authority.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(ii)If Sun Country does not exercise its Purchase Option under Section 16.2 or the Nominated Purchasers and Bank do not consummate the purchase transaction in connection with Sun Country’s exercise of its Purchase Option, upon the termination of this Agreement, Sun Country shall not use any Cardholder Data in the twelve (12) months following the termination of this Agreement to solicit Cardholders for a Credit Card.
6.3Customer Data.
(a)Bank acknowledges that Sun Country and its Affiliates gather information about actual or prospective purchasers of Goods and Services (regardless of payment method), registrations for the Sun Country Rewards Program, access to Sun Country Channels and social networking channels, and that Sun Country has rights to use and disclose such information independent of whether such information also constitutes Cardholder Data. Bank shall cooperate in Sun Country’s gathering and maintenance of Customer Data, including by incorporating in the Application and Credit Card Agreement mutually agreed provisions pursuant to which Applicants and Cardholders will affirm that they are providing their identifying information (including name, address, telephone number, and email address) and all updates thereto to each of Bank and Sun Country. To the extent Bank is the direct recipient of Customer Data based on the preceding sentence, Bank shall provide such data to Sun Country in such format and at such times as shall be agreed by the Parties. As between Sun Country and Bank, all Customer Data and all information about actual or prospective purchasers of Goods and Services gathered by Sun Country or its Affiliates will be owned exclusively by Sun Country. Bank acknowledges and agrees that it has no proprietary interest in the Customer Data or other information about actual or prospective purchasers of Goods and Services gathered by Sun Country or its Affiliates. Sun Country may share Customer Data with Bank during the Term as mutually agreed to by the Parties, including in as contemplated by any mutually agreed upon Program Marketing Plan. Any such agreement as to the sharing of Customer Data by Sun Country shall set forth, at a minimum, the timing, scope and method of such sharing along with the rights and obligations of Bank with respect to the use and disclosure of such Customer Data. For clarity, Bank shall have no rights to receive or use Customer Data from Sun Country other than as specifically agreed to by Sun Country.
(b)Bank shall not use, or permit to be used, directly or indirectly, the Customer Data, including any and all Personal Information, except (solely in accordance with this Agreement): (i) to promptly transfer such data to Sun Country; (ii) for marketing the Program; (iii) for applying the Risk Management Policies in connection with the Program; or (iv) for any other purpose pre-approved by Sun Country in writing.
(c)Bank shall not disclose, or permit to be disclosed, the Customer Data except as provided in this Section 6.3. Bank may disclose the Customer Data in compliance with Applicable Law solely:
(i)to its subcontractors in connection with a permitted use of such Customer Data under this Section 6.3; provided that (A) each such subcontractor agrees to be bound by this Section 6.3, or a comparable contractual commitment with the same effect, and (B) Bank shall be responsible for the compliance of each such subcontractor with the terms of this Section;
(ii)to its Affiliates and Bank’s and its Affiliates’ employees, agents, attorneys and accountants with a need to know such Customer Data in connection with a permitted use of such Customer Data under this Section; provided that (A) any such Person is bound by terms substantially similar to this Section as a condition of employment or of access to such Customer Data, or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or
(iii)to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Customer Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any such disclosed Customer Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Sun Country if reasonably possible under the circumstances, (2) seeks to redact Customer Data to the fullest extent possible under Applicable Law governing such disclosure, and (3) Sun Country does not oppose any action by Bank to object or intervene in any legal proceeding in which production of Customer Data is compelled so long as Bank’s interests are not contrary to the interests of Sun Country in connection with such Governmental Authority inquiry, as reasonably determined by Sun Country.
(d)At the end of the Term, Bank’s rights to use and disclose the Customer Data shall terminate. Promptly following the end of the Term, Bank shall return or destroy all Customer Data and shall certify such return or destruction to Sun Country upon request except that Bank shall be permitted to retain (but not use) Customer Data solely to the extent required by Applicable Law. For the avoidance of doubt, Bank’s obligations under this Section 6.3(d) shall not affect Bank’s rights with respect to Cardholder Data, including Cardholder Data that may contain the same data elements as Customer Data.
(e)Nothing contained in this Agreement shall obligate Sun Country to provide any Customer Data or other information to Bank in violation of Applicable Law, Sun Country’s contractual commitments, or Sun Country’s privacy policy. If Sun Country reasonably concludes that continued sharing of any information as contemplated herein would expose Sun Country to the risk of significant liability, whether actual liability for violations or the cost of defense against such claims, Sun Country may elect in its sole discretion to cease sharing such information.
(f)For clarity, this Agreement shall impose no limitations on Sun Country’s rights to use or disclose Customer Data.
6.4Data Security.
(a)Sun Country and Bank will each establish, maintain and implement an information security program, including administrative, technical and physical safeguards, that is designed to comply with Applicable Law, and in each case such information security programs shall, at a minimum, be designed to: (i) ensure the confidentiality, integrity and availability of the Cardholder Data or Customer Data; (ii) protect against any anticipated threats or hazards to the security or integrity of such Cardholder Data or Customer Data; (iii) protect against unauthorized interruption, access to or use of such Cardholder Data or Customer Data that could result in substantial harm or inconvenience to any Cardholder or Applicant; and (iv) ensure the proper disposal of such Cardholder Data or Customer Data. Sun Country shall use the same degree of care in protecting Cardholder Data against unauthorized disclosure, and Bank shall use the same degree of care in protecting Customer Data and Cardholder Data against unauthorized disclosure, as it accords to its own confidential Customer or Cardholder information, respectively, but in no event less than a reasonable standard of care. All Cardholder Data and Customer Data residing at Bank or any facility specified by Bank must be segregated and maintained and secured independently from other data; it being agreed that hosting such Cardholder Data and Customer Data on the same servers as other data or information will be considered segregated so long as such Cardholder Data and Customer Data is separated on a logical level by implementing appropriate controls to access data or information. All Customer Data and Cardholder Data transmitted by Bank will be encrypted. For the avoidance of doubt, each Party’s processes to assure that Sun Country’s data and Bank’s data are being transmitted, stored, and processed in a secure manner in accordance with this Section 6.4(a) may be included within the scope of an audit conducted pursuant to Section 12.2.
(b)Sun Country and Bank each shall notify the other promptly, and in any event within twenty-four (24) hours, following discovery or notification of any actual Security Breach of the information systems maintained by Sun Country and Bank, respectively. The Party that suffers such Security Breach (the “Affected Party”) agrees to take action promptly, at its own expense, to investigate the Security Breach, to identify and mitigate the effects of any such Security Breach and to implement reasonable and appropriate measures in response to such Security Breach. The Affected Party also will provide the other Party with information reasonably requested by the other Party regarding such Security Breach to assist that other Party in implementing its information security response program

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

and, if applicable, in notifying affected customers, Cardholders or Applicants, which notification shall be mutually agreed upon by the Parties, such agreement not to be unreasonably withheld or delayed (provided, however, if the Security Breach affects Sun Country customers generally, some of whom are Cardholders, Bank’s consent shall not be required for such notification by Sun Country).
(c)Without limiting any other provision hereof: (i) Sun Country shall be responsible for any Security Breach experienced by any third Party to which Sun Country transfers Cardholder Data (or to which Bank transfers such Cardholder Data at the request of Sun Country) and Sun Country shall be deemed to be the Affected Party with respect to such Security Breach; and (ii) Bank shall be responsible for any Security Breach experienced by any third Party (including any Security Breach experienced by a Service Provider or Affiliate of Bank) to which Bank transfers Cardholder Data or Customer Data (or to which Sun Country transfers such Cardholder Data or Customer Data at the request of Bank) and Bank shall be deemed to be the Affected Party with respect to such Security Breach.
(d)Sun Country and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing Personal Information relating to Sun Country, Cardholders or Applicants, whether in paper, electronic or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such Personal Information so that the information cannot practicably be read or reconstructed.
Article 7

REPORTING AND SERVICING
7.1Reports.
(a)Bank shall provide Sun Country with the reports specified in Schedule 7.1(a). All reports to be provided pursuant to this Section 7.1 and Schedule 7.1(a) shall be provided electronically through Bank’s business intelligence digital portal (consistent with access Bank provides to its other program partners), or other means with the following frequencies: (i) daily reports (or online data) will be provided or made available by the next Business Day; (ii) monthly reports will provided within ten (10) Business Days of the end of the applicable month; (iii) quarterly reports will provided within ten (10) Business Days of the end of the applicable quarter; and (iv) annual reports will provided within ten (10) Business Days of the end of the applicable year.
(b)In addition to the reports required pursuant to Section 7.1(a), Bank will use commercially reasonable efforts to fulfill Sun Country’s other reasonable ad hoc reporting requests within ten (10) Business Days of any such request.
7.2Servicing.
(a)Bank and Sun Country shall work together to support a seamless transition [*]to the Program from a customer service perspective.
(b)Bank shall be primarily responsible for customer service and for the administration of the Program at Bank’s expense in accordance with the terms of this Agreement, including the following servicing and administrative functions: Application processing, customer service to Cardholders, Billing Statement production, payment processing, transaction authorization and processing, collections and Risk Management Policies, provided that Sun Country shall be primarily responsible for all customer servicing related to their obligations under the Program, including by not limited to the Sun Country Rewards Program. To the extent not otherwise provided in this Agreement, including the SLAs described on Schedule 7.3, [*].
(c)The following provisions shall apply to the customer servicing provided by Bank during the Term:

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(i)All customer-facing service functions shall be performed by Bank employees and not outsourced. Bank shall provide such servicing through Bank’s global customer servicing footprint as of the Launch Date, unless mutually agreed upon by the Parties.
(ii)Bank shall, directly or through an Affiliate, maintain computer and communications Systems and other equipment and facilities adequate for servicing the Accounts in accordance with Bank’s policies and procedures and the requirements of this Agreement, including the SLAs set forth in Schedule 7.3.
(iii)As of the Launch Date and throughout the Term, Bank shall provide live, interactive Internet customer service via the Program Digital Servicing and the Mobile Application and maintain one or more separate dedicated toll-free customer service telephone number(s) for the Program (such telephone numbers, collectively the “Program Toll-Free Numbers”), in each case at Bank’s expense. As of the Launch Date and throughout the Term, Bank shall provide live telephonic customer service, in English and Spanish, three hundred sixty-five (365) days per year, seven (7) days per week, twenty-four (24) hours per day.
(iv)All customer service policies, scripts and form correspondence relating to the Program shall be subject to review by Sun Country. Solely with respect to customer service policies, scripts and form correspondence that are specific to the Program and not used by Bank in other programs, if any, Sun Country may object to any such materials, and following any such objection such materials shall be subject to further review by the Program Managers.
(v)Customer service shall be Sun Country branded, provided, however, that Bank shall have the right to take whatever steps and make such disclosures necessary to ensure that Bank is understood by the Cardholders to be the creditor on the Accounts.
(vi)Sun Country will use commercially reasonable efforts to provide Bank no less than 30 days’ notice of upcoming Sun Country promotions (including Sun Country Rewards Program promotions), activities or events related to the Sun Country Credit Card or the Program that are reasonably expected to result in increased volume of customer service calls or activities. Upon receipt of such notification, Bank shall consult with Sun Country and develop and implement a plan, at Bank’s reasonable expense, to increase customer service staffing to accommodate the anticipated increase in customer service activity. If Sun Country does not provide at least 30 days’ advance notice to Bank of a Sun Country promotion, and during such promotion Bank experiences a material increase in the volume of customer service calls or activities, then Bank’s SLA obligations for [*].
(vii)Bank shall provide Sun Country with temporary space at Bank’s servicing facilities that Sun Country and its Representatives may use to observe and review Bank’s performance of its servicing obligations hereunder, and Bank shall use commercially reasonable efforts to facilitate Sun Country’s review of Bank’s servicing activities, and shall make personnel of Bank reasonably available to assist Sun Country and its Representatives as reasonably requested. In conducting such observations and reviews, Sun Country shall seek to reasonably minimize interference with Bank’s normal business operations.
(d)Notwithstanding any arrangement whereby Bank provides services set forth herein through an Affiliate or Service Provider, Bank shall remain obligated and liable to Sun Country for the provision of such services without diminution of such obligation or liability by virtue of such arrangement.
(e)If, based on reporting provided by Bank pursuant to Section 7.1 or otherwise, Sun Country reasonably determines that either the level or severity of Cardholder complaints has increased significantly, Sun Country may refer the matter to the JMC. Upon the request of the JMC, Bank shall research the cause of such increase, provide Sun Country with a report analyzing the cause of such increase, and propose a remediation plan to address such cause. Bank shall provide an initial response to Sun Country within five (5) Business Days of receiving the JMC’s request, and Bank shall complete

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

such research and provide such report to Sun Country no later than thirty (30) days after receiving the JMC’s request.
(f)During the Term, Sun Country and Bank will each maintain in effect a disaster recovery and business continuity plan that complies with Applicable Law. For clarity, each Party shall, directly or through an Affiliate, maintain a disaster recovery plan and have in place sufficient back-up Systems, equipment, facilities and trained personnel to implement such disaster recovery plan so as to (i) in the case of Bank, perform its obligations to Cardholders pursuant to the Program and continuously service the Accounts, (ii) in the case of Sun Country, perform its obligations to Cardholders pursuant to the Program, including with respect to the Sun Country Rewards Program; and (iii) in the case of each Party, communicate with other Party concerning activation of its disaster recovery plan and status of its operations while such activation is ongoing, solely to the extent that implementation of the disaster recovery plan is materially related to the Program or the applicable Party’s obligations hereunder. Each Party will test its disaster recovery plan at least annually. Each Party shall use commercially reasonable efforts in its recovery efforts.
7.3Service Level Standards.
Bank shall report to Sun Country monthly, in a mutually agreed upon format, Bank’s performance under each of the service levels (“SLAs”) set forth on Schedule 7.3. The provisions of Schedule 7.3 shall apply in the event of an SLA Failure, as set forth in Schedule 7.3.
7.4Sun Country Financial Reports.
If at any time during the Term, Sun Country Airlines Holdings, Inc. is not obligated to, or for any other reason does not timely, file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, Sun Country will (a) as soon as practicable but in any event not more than 120 days after the end of each Sun Country fiscal year, deliver to Bank Sun Country, Inc.’s audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position and accompanying notes to such financial statements, and (b) as soon as practicable but in any event not more than 60 days after the end of each Sun Country fiscal quarter, deliver to Bank Sun Country, Inc.’s unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows and financial position and accompanying notes to such financial statements.
Article 8

EXCLUSIVITY
8.1Exclusivity.
(a)General. Except as otherwise provided in this Article 8, unless Bank shall otherwise consent in writing, (i) Bank shall be the exclusive issuer of consumer open-end Credit Cards that are branded with Sun Country Licensed Marks and issued to individual consumers with physical billing addresses in the United States at the time of origination (each such type of Credit Card, a “Covered Credit Product”), and (ii) Sun Country shall not (and shall cause its Affiliates not to) offer or market, either directly or indirectly (including through any arrangement with any non-Affiliate third party that has the purpose or effect of allowing such third party to use the Sun Country Licensed Marks in a manner that would violate this Section 8.1(a)), a Covered Credit Product, including through any Sun Country Channel.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(b)Unrestricted Rights. Notwithstanding any other provision herein to the contrary, nothing in this Agreement restricts in any way Sun Country’s rights to:
(i)issue, offer or market any payment products other than Covered Credit Products, including any debit products, gift cards, prepaid cards, or closed-end credit products (other than Covered Credit Products), such as “buy-now-pay-later” and “split-pay” products;
(ii)participate in promotions sponsored by non-issuer third parties, including Payment Networks, in relation to Credit Cards not branded with a Sun Country Licensed Mark, so long as such products are promoted materially less prominently in the aggregate over time than the Sun Country Credit Cards;
(iii)offer Sun Country customers rewards or loyalty programs of any type (whether or not using a Sun Country Licensed Mark), including the Sun Country Rewards Program or any tender-neutral loyalty or rewards program, so long as such “loyalty programs including any tender-neutral loyalty or rewards program” are promoted materially less prominently to Sun Country customers in the aggregate over time than the promotion of the Sun Country Rewards Program with respect to the Sun Country Credit Cards;
(iv)indicate acceptance of and accept in Sun Country Channels any payment method as solely determined by Sun Country, including general purpose Credit Cards and payment options that access credit lines issued by third parties or that require the customer to authorize payment for Goods and Services on a website or mobile application hosted by or on behalf of a third Party where the customer is offered the opportunity to apply for credit that could be used to complete the purchase and/or access credit lines issued by a third Party to complete the purchase (e.g., PayPal Credit);
(v)establish, solicit, or maintain an employee corporate or medical card program with an issuer other than Bank;
(vi)establish, solicit, or maintain a network-branded general purpose reloadable prepaid card;
(vii)participate, including via the Sun Country Rewards Program and the accrual, redemption or exchange of Sun Country Rewards Points and other Sun Country airline benefits, in partnership agreements or arrangements with third-party loyalty programs (including loyalty programs owned or operated by financial institutions or payment networks) and promotions thereof as long as Sun Country is not featured any more prominently than any of the other participating benefit providers in such loyalty programs and the value provided by Sun Country in connection with such loyalty programs is not better than that provided under the Program in aggregate;
(viii)participate as a code-sharing partner with other airlines in which case Sun Country purchase activity may benefit another airline, or airline loyalty program, or airline Credit Card program; or
(ix)as set forth in Section 8.1(c).
(c)Second Look. Notwithstanding any other provision hereof, Sun Country shall have the right at any time during the Term to establish, market, promote, and provide one or more programs (each, a “Secondary Provider Program”) offered by Sun Country directly or through one or more third parties (each, a “Secondary Provider”), for issuing any financial products, including Credit Cards using the Sun Country Licensed Marks, to Applicants whose Applications have been declined by Bank.
(i)If Sun Country chooses to offer the Secondary Provider Program, Sun Country and the Bank shall, subject to Applicable Law, establish procedures for implementation of such Secondary Provider Program so that: (i) the Secondary Provider Program does not materially interfere with the Program; (ii) Bank does not incur any increase in operating costs or expenses in connection with

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

the Program as a result of the Secondary Provider Program, unless mutually agreed to and reimbursed by or on behalf of Sun Country; and (iii) the value proposition to cardholders under the Secondary Provider Program shall be no more favorable than the value proposition offered to Cardholders under the Program.
(ii)If Sun Country offers the Secondary Provider Program, within twelve (12) months of Sun Country’s introduction of the Secondary Provider, Bank shall, subject to Applicable Law, (i) use commercially reasonable efforts to cooperate with Sun Country to develop and implement changes to the Application that are sufficient to enable transmission of Application data from Sun Country to the Secondary Provider after Bank declines an Application; and (ii) cooperate with Sun Country to establish a mechanism to provide Sun Country with Application data for declines which Sun Country may in turn transfer to the Secondary Provider. Sun Country shall comply with Applicable Law in connection with its implementation of such Secondary Provider Program.
(iii)Notwithstanding Section 8.1(c)(ii), the Parties agree that Bank shall not be required to provide information to Sun Country with respect to any Application declines where the reason for Bank declining the Application was not credit-related (e.g., if it was an Application for a duplicate Credit Card, or a fraudulent Application); and Bank shall have no obligation to provide to Sun Country any information with respect to a decline other than the Application data.
(iv)Each of Sun Country and Bank will use its commercially reasonable efforts, including through consent obtained in the Program Materials, to ensure that such Secondary Provider Program will not cause consumer confusion as to which financial institution is underwriting and providing lending for the Secondary Provider Program.
8.2Portfolio Acquisition.
(a)Acquisitions. If Sun Country or any Affiliate of Sun Country acquires (including through merger, consolidation or other business combination) another airline (the “Acquired Airline”), Sun Country shall notify Bank promptly and the following shall apply with respect to such Acquired Airline’s operations and customers in the United States (for the avoidance of doubt, this Section 8.2 shall not apply if Sun Country or an Affiliate of Sun Country acquires an entity which does not operate an airline, and Section 8.1(a) shall not apply to any such acquired entity except with respect to such entity’s use of the Sun Country Licensed Marks on a Covered Credit Product):
(i)Acquired Airline That Has an Applicable Credit Product with Another Issuer. If the Acquired Airline offers credit products that would constitute Covered Credit Products if branded with Sun Country Licensed Marks (such credit products, “Applicable Credit Products”) through an agreement with a third-party issuer other than Bank (an “Acquired Airline Program Agreement”), the following shall apply:
(A)[*]
(I)[*]
(II)[*]
(III)[*]
(IV)[*]
(B)[*]
(ii)Acquired Airline That Has an Applicable Credit Product with Bank. [*]

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(iii)Acquired Airline That Does Not Have an Applicable Credit Product. If the Acquired Airline does not offer directly or through a third party any Applicable Credit Products:
(A)[*]
(B)[*]
(iv)Conversion of Purchased Accounts. If Bank acquires any Applicable Credit Product portfolio of an Acquired Airline, Bank shall integrate such Applicable Credit Product portfolio with the Program as follows: [*]
(b)[*]
8.3No Other Sun Country Obligations.
Except as set forth in Section 8.2, Sun Country shall have no obligation to include in the Program any Credit Card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction or otherwise cause them to be transferred to Bank. Except to the extent included in the Program in accordance with Section 8.2, an acquired portfolio may be operated free of the exclusivity restrictions set forth in this Agreement, including, for the avoidance of doubt, if Sun Country acquires, whether by purchase or otherwise, another entity with a consumer Credit Card program that Sun Country does not seek to re-brand with a Sun Country Licensed Mark.
Article 9

PROGRAM ECONOMICS
9.1Program Economics.
Certain economic provisions applicable to the Program are set forth in Schedule 9.1.
9.2Own Costs and Expenses.
Unless otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the Program.
9.3Payments.
Unless otherwise expressly provided in this Agreement, any payment a Party is required to make to the other Party shall be due and payable no later than thirty (30) days following receipt of the applicable invoice or notice of payment from the Party to which such payment is owed.
Article 10

INTELLECTUAL PROPERTY
10.1Sun Country Licensed Marks.
(a)Sun Country hereby grants to Bank a limited, non-exclusive, royalty-free, non-transferable, non-sublicensable license to use the Sun Country Licensed Marks in the United States solely in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide provided by Sun Country to Bank. Sun Country shall have the

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

right of prior approval of each use of the Sun Country Licensed Marks pursuant to the license granted hereunder; provided, however, that Bank may continue to use a Sun Country Licensed Mark in substantially the same manner and use as was previously approved without further approval from Sun Country unless and until Sun Country provides reasonable advance notice in writing of a change to its approval.
(b)New Sun Country Marks. If Sun Country adopts a trademark, service mark, trade name, domain name, logo or other proprietary designation that is not listed on Schedule B (each, a “New Sun Country Mark”), Sun Country, upon notice to Bank, may add such New Sun Country Mark to Schedule B and the use of each New Sun Country Mark by Bank shall be subject to the terms and conditions of this Agreement.
(c)Termination of License. The license granted in this Section 10.1 shall terminate at the end of the Term. Upon termination of the license granted hereunder, all rights of Bank to use the Sun Country Licensed Marks shall terminate, the goodwill connected therewith shall remain the property of Sun Country, and Bank shall as promptly as possible, but in no event later than six (6) months after termination or expiration of this Agreement, or immediately upon a purchase of the Program Assets pursuant to Section 16.2: (i) discontinue use of and shall remove all Sun Country Licensed Marks, or any of them, and any colorable imitation thereof from its Systems; and (ii) at Bank’s option, either delete the Sun Country Licensed Marks from, or destroy and dispose of, all unused inventory of Program Materials bearing any of the Sun Country Licensed Marks, including Credit Cards, Applications, welcome packages, periodic statements, Credit Card Agreements, forms, displays, advertising, and promotional and sales literature; provided, Bank shall not be required to destroy or dispose of any instance of Sun Country Licensed Marks on its Systems or any Program Materials containing Sun Country License Marks that Bank has determined it is required to retain to comply with Applicable Law or its internal document retention policies. Termination of the license pursuant to this Section 10.1(c) notwithstanding, Bank may continue to use the Sun Country Licensed Marks in accordance with this Agreement solely as necessary to carry out its obligations pursuant to Section 16.1(a).
(d)Ownership of the Sun Country Licensed Marks. Bank acknowledges that (i) the Sun Country Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Sun Country, (ii) it shall take no action which can reasonably be expected to adversely affect Sun Country’s exclusive ownership of the Sun Country Licensed Marks, or the goodwill associated therewith (it being understood that the collection of Accounts and adverse action letters do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the Sun Country Licensed Marks pursuant to this Agreement shall inure to the benefit of Sun Country. Nothing herein shall give Bank any proprietary interest in or to any of the Sun Country Licensed Marks, except the limited right to use the Sun Country Licensed Marks in accordance with this Agreement, and Bank shall not contest or cause any other Person to contest Sun Country’s title in and to any of the Sun Country Licensed Marks.
(e)Infringement by Third Parties. Bank shall use commercially reasonable efforts to notify Sun Country, in writing, in the event that it has Knowledge of any infringing use of any of the Sun Country Licensed Marks by any third party. If any of the Sun Country Licensed Marks is infringed, Sun Country alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use. Bank shall reasonably cooperate with and assist Sun Country, at Sun Country’s expense, in the prosecution of those actions that Sun Country determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Sun Country Licensed Marks.
10.2Bank Licensed Marks.
(a)Grant of License to Use the Bank Licensed Marks. Bank hereby grants to Sun Country a limited, non-exclusive, royalty-free, non-transferable license to use the Bank Licensed Marks in the United States solely in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide provided by Bank to Sun Country. Those services

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

shall include the solicitation of Cardholders and the advertisement or promotion of the Program. All use of the Bank Licensed Marks shall be approved by Bank, which approval shall not be unreasonably withheld or delayed; provided, however, that Sun Country shall not be required to obtain Bank’s approval for such use if such use is materially the same as a use previously approved by Bank. The license hereby granted is solely for the use of Sun Country and may be used as necessary to permit the exercise by Sun Country of any of its rights and performance of obligations under this Agreement. Sun Country may sublicense the use of Bank Licensed Marks to any Affiliate or subcontractor exercising Sun Country’s rights and/or performing Sun Country’s obligations under this Agreement provided that such Affiliate or subcontractor agrees to comply with all of the standards specified herein and the limitations on the use of the Bank Licensed Marks contained in this Section 10.2.
(b)New Bank Marks. If Bank adopts a trademark, service mark, trade name, domain name, logo or other proprietary designation that is used by Bank in connection with its issuance of Credit Cards but that is not listed on Schedule A (each, a “New Bank Mark”), Bank, upon notice to Sun Country, may add such New Bank Mark to Schedule A and the use of each New Bank Mark by Sun Country shall be subject to the terms and conditions of this Agreement.
(c)Termination of License. The license granted in this Section 10.2 shall terminate at the end of the Term. Upon termination of the trademark license granted hereunder, all rights of Sun Country to use the Bank Licensed Marks shall terminate, the goodwill connected therewith shall remain the property of Bank, and Sun Country shall as promptly as possible: (i) discontinue use of and shall remove all Bank Licensed Marks, or any of them, and any colorable imitation thereof from its Systems; and (ii) at Sun Country’s option, either delete the Bank Licensed Marks from, or destroy, all unused inventory in Sun Country’s possession of Program Materials bearing any of the Bank Licensed Marks including Applications, Credit Card Agreements, displays, advertising, and promotional and sales literature; provided, Sun Country shall not be required to destroy or dispose of any instance of Bank Licensed Marks on its Systems or any Program Materials containing Bank License Marks that Sun Country has determined it is required to retain to comply with Applicable Law or its internal document retention policies.
(d)Ownership of the Bank Licensed Marks. Sun Country acknowledges that (i) the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which can reasonably be expected to adversely affect Bank’s exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and (iii) any and all goodwill arising from use of the Bank Licensed Marks by Sun Country shall inure to the benefit of Bank. Nothing herein shall give Sun Country any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and Sun Country shall not contest or cause any other Person to contest Bank’s title in and to any of the Bank Licensed Marks.
(e)Infringement by Third Parties. Sun Country shall use commercially reasonable efforts to notify Bank, in writing, in the event that it has Knowledge of any infringing use of any of the Bank Licensed Marks by any third party. If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use. Sun Country shall reasonably cooperate with and assist Bank, at Bank’s expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.
10.3Ownership of Intellectual Property.
(a)Ownership of Intellectual Property. Each Party shall continue to own all of its Intellectual Property that existed as of the Signing Date. Each Party shall own all right, title and interest in the Intellectual Property that it develops independently of the other party during the Term.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(b)Joint Intellectual Property. The Parties shall not engage in any joint efforts to develop any Intellectual Property unless they first enter into a joint development agreement governing the terms of such development, including economic terms and ownership.
Article 11

REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1General Representations and Warranties of Sun Country.
To induce Bank to establish and administer the Program, Sun Country hereby makes the following representations and warranties to Bank as of the Signing Date and the Launch Date.
(a)Corporate Existence. Sun Country (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; (ii) is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required hereunder except to the extent that its non-compliance would not have a material and adverse effect on Sun Country’s ability to perform its obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Sun Country’s current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not have a material and adverse effect on Sun Country’s ability to perform its obligations required hereunder.
(b)Capacity; Authorization; Validity. Sun Country has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of Sun Country under this Agreement and the other documents, instruments and agreements executed by Sun Country pursuant hereto. The execution and delivery by Sun Country of this Agreement and all documents, instruments and agreements executed and delivered by Sun Country pursuant hereto, and the consummation by Sun Country of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of Sun Country. This Agreement (A) has been duly executed and delivered by Sun Country, (B) constitutes the valid and legally binding obligation of Sun Country, and (C) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Sun Country, its compliance with the terms hereof, and its consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Sun Country is a party or by which it is bound, or by which Sun Country’s assets are bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Sun Country, the Program, Accounts, Cardholder Indebtedness or Sun Country’s ability to perform its obligations under this Agreement; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Sun Country; (iii) violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Sun Country is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Sun Country’s ability to perform its obligations under this Agreement; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Sun Country is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Sun Country’s ability to perform its obligations under this Agreement; or (v) except for any filings required by the U.S. Securities and Exchange Commission or similar

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Governmental Authorities, require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Sun Country, the Program, the Accounts, the Cardholder Indebtedness or Sun Country’s ability to perform its obligations under this Agreement.
(d)Solvency. Sun Country is solvent.
(e)No Default. Neither Sun Country nor any of its Affiliates is, to the best of their respective Knowledge, in default with respect to any contract, agreement, lease or other instrument to which Sun Country or any Sun Country Affiliate is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Sun Country’s ability to perform its obligations under this Agreement, nor has Sun Country received any notice of default under any contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Sun Country of its obligations under this Agreement.
(f)No Litigation. No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Sun Country’s Knowledge, threatened against Sun Country or its Affiliates, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government, or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which, if adversely determined, could have a material and adverse effect on Sun Country’s ability to perform its obligations under this Agreement.
(g)Sun Country Licensed Marks. Sun Country or an Affiliate of Sun Country is the owner of the Sun Country Licensed Marks and Sun Country has the right, power and authority to license to Bank and authorized designees the use of the Sun Country Licensed Marks in connection with the Program, and the use of the Sun Country Licensed Marks by said licensees in a manner approved (or deemed approved) by Sun Country shall not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.
11.2General Representations and Warranties of Bank.
To induce Sun Country to enter into this Agreement and participate in the Program, Bank makes the following representations and warranties to Sun Country as of the Signing Date and the Launch Date.
(a)Corporate Existence. Bank (i) is a federal savings bank duly organized, validly existing, and in good standing under the laws of the United States with its home office as indicated in the first paragraph of this Agreement; (ii) is duly licensed or qualified to do business as a banking corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder except to the extent that its non-compliance would not have a material and adverse effect on Bank, the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations hereunder; and (iii) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for Bank’s current ownership, lease or conduct and operation, except to the extent that the failure to obtain such licenses, permits, consents, or approvals or to provide such notices would not have a material and adverse effect on Bank, the Program, Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement.
(b)Capacity; Authorization; Validity. Bank has all necessary power and authority to (i) execute and enter into this Agreement, and (ii) perform all of the obligations required of Bank under this Agreement and the other documents, instruments and agreements executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

corporate action of Bank. This Agreement (A) has been duly executed and delivered by Bank, (B) constitutes the valid and legally binding obligation of Bank, and (C) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and financial institutions in particular and by general equity principles including those respecting the availability of specific performance).
(c)Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Bank is a party or by which it is bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Bank, the Program, Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of Bank; (iii) violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Bank, the Program, Accounts, the Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Bank’s ability to perform its obligations under this Agreement; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Bank, the Program, the Accounts, the Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement.
(d)Solvency. Bank is solvent.
(e)No Default. Neither Bank nor any of its Affiliates is, to the best of Bank’s Knowledge, in default with respect to any contract, agreement, lease, or other instrument to which Bank or any Bank Affiliate is a party or by which it is bound, except for defaults which would not have a Bank Material Adverse Effect, nor has Bank received any notice of default under any such contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Bank of its obligations under this Agreement.
(f)No Litigation. No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Bank’s Knowledge, threatened against Bank or its Affiliates, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators which, if adversely determined, could have a material and adverse effect on Bank, the Program, Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement, nor, to the best of Bank’s Knowledge, do facts exist which might give rise to any such proceedings. Bank, further, to the best of Bank’s Knowledge is not (i) the subject of any action by a regulatory authority or (ii) subject to any agreement, orders or directives with any regulatory authority with respect to its operations affecting Accounts, Cardholder Indebtedness and the Program, or any other aspect of Bank’s business, that affect in a material respect the Program or the ability of Bank to consummate the transactions specified herein or perform its obligations hereunder.
(g)FDIC Insurance. Bank is FDIC-insured, and to the best of Bank’s Knowledge, no proceeding is contemplated to revoke such insurance.
(h)Bank Licensed Marks. Bank is the owner of the Bank Licensed Marks and has the right, power and authority to license to Sun Country the use of the Bank Licensed Marks in connection with the Program and the use of the Bank Licensed Marks by Sun Country in a manner approved (or deemed

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

approved) by Bank shall not (i) violate any Applicable Law or (ii) infringe upon the right(s) of any third party.
(i)Payment Network. Bank is a member in good standing of the Payment Network, with full authority under the Payment Network Rules to issue the Sun Country Credit Cards, use and display (and permit Sun Country to use and display in accordance with this Agreement) the Payment Network trademarks, service marks and logos and otherwise perform its obligations under this Agreement.
11.3No other Representations or Warranties.
Except for those representations and/or warranties expressly set forth in this Agreement, including in Sections 11.1 and 11.2, neither Bank nor Sun Country has made or makes any other express or implied representations, or any express or implied warranty.
11.4General Covenants of Sun Country.
Sun Country makes the following covenants to Bank as of the Signing Date and through the Term of this Agreement:
(a)Maintenance of Existence and Conduct of Business. Sun Country shall preserve and keep in full force and effect its corporate existence other than in the event of a Change of Control, merger or consolidation in which Sun Country is not the surviving entity.
(b)Litigation. Subject to Applicable Law, Sun Country shall notify Bank promptly in writing if it receives written notice of any litigation or action by a Governmental Authority that, if adversely determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Sun Country’s ability to perform its obligations hereunder.
(c)Compliance. Subject to Section 4.2(u), Sun Country shall at all times during the Term comply in all material respects with Applicable Law affecting its performance under this Agreement.
(d)Affiliate Compliance. Sun Country shall, to the extent any of its Affiliates participate in the Program on behalf of Sun Country, cause such Affiliates to comply with the terms of this Agreement.
(e)Disputes with Cardholders. Sun Country shall reasonably cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to the extent reasonably likely to facilitate the resolution of a dispute with a Cardholder.
(f)Conflicts of Interest. Sun Country shall establish and maintain appropriate business standards, procedures and controls designed to ensure that Sun Country shall perform and conduct its operations in a manner consistent with the Program Objectives and in such a way as not to disparage or embarrass or otherwise adversely affect Bank and its Affiliates.
11.5General Covenants of Bank.
Bank makes the following covenants to Sun Country as of the Signing Date and through the Term of this Agreement:
(a)Maintenance of Existence and Conduct of Business. Bank shall preserve and keep in full force and effect its corporate existence other than in the event of a Change of Control, merger or consolidation in which Bank is not the surviving entity.
(b)Litigation. Subject to Applicable Law, Bank shall notify Sun Country promptly in writing if it receives written notice of any litigation or action by a Governmental Authority that, if adversely

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.
(c)Compliance. Bank shall at all times during the Term comply in all material respects with Applicable Law affecting its performance under this Agreement, the Risk Management Policies and the Collections Policies. Bank shall at all times during the Term maintain its bank charter and FDIC insurance.
(d)Books and Records. Bank shall keep adequate records and books of account with respect to its activities, in which proper entries reflecting all of Bank’s financial transactions are made in accordance with GAAP. All of Bank’s records, files, and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.
(e)Affiliate Compliance. Bank shall, to the extent any of its Affiliates participate in the Program on behalf of Bank, cause such Affiliates to comply with the terms of this Agreement.
(f)Servicing Qualifications. Bank shall at all times during the Term remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.
(g)Program Support. Bank shall not take any action that is materially inconsistent with the Program Objectives or otherwise materially adversely affects the Program or Sun Country’s retail business or relations with its customers or members in any material respect.
(h)Conflicts of Interest. Bank shall establish and maintain appropriate business standards, procedures and controls designed to ensure that Bank shall perform and conduct its operations in a manner consistent with the Program Objectives and in such a way as not to disparage or embarrass or otherwise adversely affect Sun Country and its Affiliates.
(i)Policies and Procedures. With respect to its performance under this Agreement, generally, and its rights and obligations that refer to its policies or procedures, specifically, unless otherwise set forth in the Agreement, Bank shall generally administer its policies and procedures with respect to Sun Country and the Program in a manner that is not materially different than Bank’s administration of such policies and procedures with respect its other co-brand partners and co-brand Credit Card programs.
Article 12

ACCESS AND AUDIT
12.1Access to Facilities, Books and Records.
Each Party shall permit the other Party to visit its facilities related to the Program during normal business hours with reasonable advance notice. Each Party shall also permit the other Party and its Representatives to obtain copies of the books and records relating to the Program for reasonable purposes relating to the Program; provided that neither Party shall be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law or applicable privacy policy, or (b) such records are legally privileged.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

12.2Audit Rights.
(a)Not more than once in any Program Year (or if the audited Party is in default of this Agreement as necessary to ascertain that such Party has remedied such default) each Party, at its sole cost and expense and upon ten (10) Business Days prior notice to the other Party without unreasonable disruption to the audited Party’s business, may conduct (or cause a third party experienced in auditing Credit Card programs to conduct) an audit to determine whether such other Party is in compliance with all of its obligations pursuant to this Agreement. Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing Party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the audited Party’s normal business operations. The audited Party shall use commercially reasonable efforts to facilitate the auditing Party’s review, including making reasonably available such personnel of the audited Party and its Service Providers to assist the auditing Party and its Representatives as reasonably requested. The audited Party shall deliver any document or instrument necessary for the auditing Party to obtain such records from any Person maintaining records for the audited Party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited Party also shall be required to provide records relating to the Program held by Service Providers at the auditing Party’s request.
(b)Notwithstanding the generality of the foregoing, the audited Party shall not be required to provide access to records to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged, (iii) such records (A) relate to internal strategy of such Party and not to the financial performance of the Program, (B) relate to individual employees of Sun Country or Bank or their respective Affiliates, (C) relate to customers or operations of Sun Country or customers or operations of Bank other than with respect to the Program (including, with respect to Bank, records containing Program-related information that cannot be reasonably segregated from information related to other Credit Card programs operated by Bank); or (D) are operating budgets.
Article 13

CONFIDENTIALITY
13.1General Confidentiality.
(a)For purposes of this Agreement, “Confidential Information” means all of the following: (i) information that is provided by or on behalf of either Sun Country or Bank to the other Party or its agents in connection with the Program; and (ii) information about Sun Country or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information unrelated to the Program obtained by Sun Country or Bank in connection with this Agreement, including by accessing or being present at the business location of the other Party; (D) proprietary technical information, including source code; and (E) information about Credit Card usage and Program performance that is not identifiable to Cardholders. Confidential Information shall include Cardholder Data and Customer Data but Article 6 shall control as to the use and disclosure of such data or with respect to any other matter regarding such data that is addressed therein.
(b)The restrictions on disclosure of Confidential Information under this Article 13 shall not apply to information that: (i) is already rightfully known to such Party at the time it obtains such Confidential Information from the other Party; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third Party authorized to disclose such information without restriction and without breach of this Agreement; (iv) is contained in, or is capable of being discovered through examination of publicly available records or products; (v) is required to be disclosed by Applicable Law (provided that, except for any disclosure provided to Bank’s regulators as part of an

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

ordinary course examination or audit of Bank, the Party subject to such Applicable Law shall notify the other Party (if permitted by Applicable Law) of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and shall disclose Confidential Information of the other Party only to the extent required by such Applicable Law); or (vi) is developed by Sun Country or Bank without the use of any proprietary, non-public information provided by the other Party under this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third Party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.
(c)The terms and conditions of this Agreement shall be the Confidential Information of both Sun Country and Bank. The identity, status and history of any Person as a Customer shall be the Confidential Information of Sun Country.
(d)If Sun Country or Bank receives Confidential Information (“Receiving Party”) of the other Party (“Disclosing Party”), the Receiving Party shall do the following with respect to the Confidential information of the Disclosing Party: (i) keep such Confidential Information secure and confidential; (ii) treat such Confidential Information with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.
13.2Use and Disclosure of Confidential Information.
(a)Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program and this Agreement or as otherwise expressly permitted by this Agreement and shall not accumulate in any way or make use of such Confidential Information for any other purpose.
(b)The provisions of this Section 13.2 notwithstanding, the Parties shall be allowed to use and disclose Confidential Information (including, for clarity, any such data provided to Sun Country by Bank pursuant to Section 7.1): (i) by Sun Country to any Payment Network in connection with Sun Country’s consideration of the Payment Network in which the Sun Country Credit Cards may participate, with such use and disclosure of Confidential Information limited to the Program data elements set forth in Part I of Schedule 13.2(b); (ii) subject to compliance by each prospective or actual Nominated Purchaser with the requirements of Section 16.2(e), by Sun Country to prospective or actual Nominated Purchasers to permit such potential Nominated Purchasers to assess the value of the Program Assets, with such use and disclosure limited to the Confidential Information described in Section 16.2(e) and the Program data elements set forth in Part II of Schedule 13.2(b); (iii) as required by Applicable Law, to a Governmental Authority that has jurisdiction over such Party; (iv) to those of its respective Affiliates, and its and their respective Representatives who reasonably require such Confidential Information in connection with providing advice to such Party, including with respect to such Party’s exercise of its rights or performance of its obligations under this Agreement and who are bound by an obligation of confidentiality consistent with this Article 13; (v) as required to be disclosed in response to interrogatories, subpoenas, civil investigative demands, compulsory process or otherwise required by Applicable Law in connection with any judicial or arbitral process or public securities filing requirements (on condition that (A) such Party, subject to such Applicable Law, uses commercially reasonable efforts to avoid such disclosure and to notify the other Party of any such use or requirement prior to disclosure of any Confidential Information in order to afford the other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties; and (B) such information is disclosed only to the extent required by such Applicable Law); (vi) as contemplated under Section 18.1; (vii) solely with respect to Sun Country, for due diligence purposes in connection with significant transactions or dealings involving Sun Country or its Affiliates, including investments, acquisitions or financings, to other potential parties to such dealings or transactions or their professional advisors; provided that each such other potential party and each of their professional advisors is bound

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

by an obligation of confidentiality consistent with this Section 13.2; (viii) in connection with the enforcement of any right or remedy under this Agreement; or (ix) as is consented to by the other Party.
(c)Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, Service Providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program; and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by contractual commitments of confidentiality or professional obligations at least as protective of Confidential Information as the provisions of this Article 13 and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.
(d)All information derived from or relating to the Program, including marketing plans, objectives, strategy, financial data, products, models, technical information, Credit Card usage, and Program performance shall be owned by and shall constitute the confidential information of both Parties and, as such, shall be used by a Party solely for the benefit of the Program, absent the consent of the other Party. For the avoidance of doubt, Bank shall not, without Sun Country’s prior written approval, use any of the foregoing information directly or indirectly to market any product other than the Credit Cards or for the benefit of a Credit Card program offered by Bank on behalf of or in association with any Sun Country competitor.
13.3Unauthorized Use or Disclosure of Confidential Information.
Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile or e-mail of any security breach that may have compromised any Confidential Information, or any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.
13.4Return or Destruction of Confidential Information.
Following the end of the Term, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include the return or destruction of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, the Receiving Party may retain, subject to the terms of this Agreement, (a) such Confidential Information as may be present in backup systems from which it cannot reasonably be deleted, and (b) one archived copy of such Confidential Information that may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as provided herein.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Article 14

EARLY TERMINATION EVENTS
14.1Events of Default.
The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default hereunder:
(a)A Party shall fail to make a payment of any material amount due and payable pursuant to this Agreement that is not disputed in good faith and such failure shall remain unremedied for a period of three (3) Business Days after the other Party shall have given written notice thereof.
(b)A Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than as contemplated under Section 14.1(a) or a failure to comply with any SLA set forth in Schedule 7.3), and such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an event of default if the Party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure.
(c)Any representation or warranty contained in this Agreement shall not be true and correct in any material respect as of the date when made or reaffirmed, and the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an event of default if the Party shall have initiated a cure within such time and such cure shall be completed within ninety (90) days from the date of written notice regarding such breach.
14.2Events of Default by Bank.
The occurrence of any one or more of the following events (regardless of the reason therefore) shall constitute an event of default by Bank:
(a)Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank’s regular course of business.
(b)The Federal Deposit Insurance Corporation or any other Governmental Authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of Bank, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.
(c)Bank shall (i) consent to the institution of proceedings specified in paragraph (b) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank of any substantial part of its properties, or (ii) take corporate action in furtherance of any such action.
(d)[*]
14.3Events of Default by Sun Country.
The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Sun Country:

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(a)Sun Country shall no longer be solvent or shall fail generally to pay its debts as such debts become due or there shall be a substantial cessation of Sun Country’s regular course of business.
(b)A petition under the Bankruptcy Code or similar law shall be filed against Sun Country or any of its Affiliates and not be dismissed within sixty (60) days.
(c)A decree or order by a court having jurisdiction (i) for relief in respect of Sun Country pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of Sun Country or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Sun Country shall be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.
(d)Sun Country shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Sun Country or any substantial part of its properties, or (iii) take corporate action in furtherance of any such action.
(e)
Article 15

TERM/TERMINATION
15.1Term.
(a)Subject to Section 2.1(b), upon execution by authorized representatives of both Parties, and unless terminated as provided herein, this Agreement shall become effective as of the Signing Date and shall continue in full force and effect until the seventh (7th) anniversary of the Launch Date (the “Initial Term”).
(b)The Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term” and together with the Initial Term, the “Term”). unless either Party provides written notice of non-renewal to the other at least twelve (12) months prior to the then-current Term.
15.2Termination by Sun Country Prior to the End of the Term.
Sun Country may terminate this Agreement for any reason set forth below sixty (60) days after written notice to Bank, unless a different period in stated for any early termination event, provided that any such notice, in order to be valid, must be given within sixty (60) days after the applicable termination right first vests in accordance with this Agreement unless otherwise set forth below:
(a)upon the occurrence of a Bank Event of Default;
(b)in accordance with Schedule 4.6(d);
(c)in accordance with Schedule 7.3; or
(d)Bank shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement for a period of not less than sixty (60) consecutive days due to a Force Majeure Event, and such failure shall either have a material and adverse effect on the Program, the Bank Licensed Marks or the Sun Country Licensed Marks, or materially diminish the economic value of the Program to Sun Country.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

15.3Termination by Bank Prior to the End of the Term.
Bank may terminate this Agreement for any reason set forth below, sixty (60) days after written notice to Sun Country, unless a different period in stated for any early termination event, provided that any such notice, in order to be valid, must be given within sixty (60) days after the applicable termination right first vests in accordance with this Agreement:
(a)upon the occurrence of a Sun Country Event of Default;
(b)Sun Country shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement for a period of not less than sixty (60) consecutive days due to a Force Majeure Event, and such failure shall either have a material and adverse effect on the Program, the Bank Licensed Marks or the Sun Country Licensed Marks, or materially diminish the economic value of the Program to Bank.
15.4Other Termination Prior to the End of Term.
(a)In addition to the other rights of either Party to terminate this Agreement:
(i)Bank may terminate prior to the end of Term in accordance with Section 8.2(a)(i)(A)(IV);
(ii)Either Party may terminate prior to the end of Term in accordance with Section 18.7.
15.5Acquisition Announcement.
(a)In the event of [*].
(b)In the event [*].
15.6Termination Due to Failure to Launch.
In the event the Launch Date does not occur on or prior to [*], unless the Parties otherwise agree, this Agreement shall automatically terminate as of such date.
15.7Rights upon Change in Applicable Law or Payment Network Rules.
(a)Each Party shall provide notice to the other Party of any change in Applicable Law or Payment Network Rules, whether or not such change has gone into effect, if such Party (the “Impacted Party”) reasonably determines that such change in Applicable Law or Payment Network Rules has had, or is reasonably expected to have, a material adverse impact on (i) the Impacted Party’s ability to realize on its rights or to performs it obligations under the Program, (ii) the cost of participating in the Program, or (iii) the economic benefit of the Program to the Impacted Party, excluding changes in Applicable Law or Payment Network Rules that are described in clause (d) with respect to Credit Card interchange below. For purposes of this Section 15.7(a), a change in Applicable Law where Bank is the impacted party must apply generally to similarly situated financial institutions.
(b)Upon receipt of notice from the Impacted Party pursuant to Section 15.7(a), the Parties shall negotiate in good faith for a period of sixty (60) days (or such longer period upon which the Parties mutually agree) to mutually agree upon an amendment to this Agreement to address such change in Applicable Law or Payment Network Rules. If the Parties do not reach mutual agreement upon changes

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

to the Program that will offset the impact of the applicable change in Applicable Law or Payment Network Rules within the sixty (60) day period, either Party may request a ten (10) day extension period, during which the senior executives selected by each Party shall negotiate in good faith in an attempt to resolve the matter. [*]
(c)If the Parties do not reach mutual agreement on a resolution to mitigate the impact of the change in Applicable Law or Payment Network Rules on the Impacted Party as provided for in Section 15.7(a), the Impacted Party shall have the right to terminate this Agreement within sixty (60) days after the last day of the thirty (30) day (or longer if so agreed) negotiation period provided for in Section 15.7(a) by providing at least thirty (30) days’ prior written notice to the non-Impacted Party.
(d)[*]
(i)[*]
(ii) [*][*]
(iii)[*]
Article 16

EFFECTS OF TERMINATION
16.1General Effects.
(a)Notwithstanding the expiration or early termination of this Agreement, and except as otherwise expressly provided in this Agreement or as agreed upon by the Parties and subject to Bank’s rights under Section 16.1(b), the terms of this Agreement shall continue and shall be binding upon the Parties through the end of the Wind Down Period and the Parties shall continue to enjoy their rights and perform their respective obligations under this Agreement through the end of the Wind Down Period, including performance of their respective obligations with respect to: (i) operating the Program and servicing of the Accounts in good faith and in the ordinary course of their respective businesses, (ii) payment of Program economics as set forth in Article 9, (iii) issuing Sun Country Credit Cards, extending credit on Accounts, and funding Cardholder Indebtedness, (iv) subject to Bank’s limitations and obligations under Applicable Law, (1) soliciting Applications for and marketing and advertising of the Program in accordance with Article 5, and (2) accepting Applications through Sun Country’s Channels in the ordinary course of business consistent with past practice. The Parties will cooperate in good faith to ensure the orderly wind-down or transfer of the Program in a manner that minimizes any adverse effect on the Program and Cardholders, including with respect to Bank, providing transition support by making Bank personnel available to respond to inquiries from Sun Country, at Bank’s sole cost and expense, as reasonably requested by Sun Country. Each Party agrees that it will (x) be responsible for its own costs and expenses during the Wind Down Period, except as otherwise specifically set forth in this Agreement, and (y) not incur any costs or expenses that are reimbursable by the other Party in accordance with the terms hereof without the prior approval of such other Party.
(b)[*]
(c)To the extent not previously terminated or waived, all rights and obligations of the Parties under this Agreement shall cease upon the expiration of the Wind Down Period, except that the provisions specified in Section 18.23 shall survive.
(d)If this Agreement is terminated by Bank prior to the scheduled expiration of the Initial Term as a result of Sun Country’s breach of its obligations pursuant to the Agreement that remain uncured or as a result of Sections 14.1, 14.3 or 15.3, then [*].

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

16.2Sun Country Option to Purchase the Program Assets.
(a)Except to the extent terminated in accordance with Section 15.6, if this Agreement expires or is terminated by either Party for whatever reason, Sun Country has the option to purchase, or arrange for a third party nominated by Sun Country (including Sun Country, the “Nominated Purchaser”) to purchase from Bank the Program Assets at the purchase price set forth in Section 16.2(d), and on such other terms and conditions reasonably acceptable to the Nominated Purchaser and Bank, including commercially reasonable representations, warranties and indemnities (the “Purchase Option”). In no event will the Purchase Option be construed to require Bank to sell, or any Nominated Purchaser to purchase, any Program Assets for which transfer is prohibited by Applicable Law or that would cause Bank to be considered a “consumer reporting agency,” as defined in the Fair Credit Reporting Act, 15 U.S.C. § 1681a(f).
(b)The purchase option given by Section 16.2(a) is exercisable by Sun Country providing written notice (the “Purchase Notice”) to Bank: (i) if this Agreement is terminated pursuant to Sections 15.2, 15.3, 15.4, or 15.7 prior to [*]before the natural expiration of the Term, no later than [*]after such notice of termination is provided, or (ii) if this Agreement has not been terminated pursuant to Sections 15.2, 15.3, 15.4, or 15.7 prior to the end of [*]before the natural expiration of the Term, no later than [*]prior to the expiration date (in each case, the “Purchase Option Deadline”).
(c)If such purchase option is exercised, the Nominated Purchaser must complete the purchase of the Program Assets by the later of (i) [*]after delivery of the Purchase Notice, or (ii) the termination or expiration of the Agreement; provided, further, that the [*]timeframe may be extended as reasonably necessary for the Nominated Purchaser to obtain required regulatory approvals, as long as the Nominated Purchaser uses commercially reasonable efforts to obtain any such required approvals. The date of such completion shall be the “Program Purchase Date.” Bank will use commercially reasonable efforts to complete, and Sun Country will use commercially reasonable efforts to cause the Nominated Purchaser to complete, the purchase and sale agreement for the Program Assets at least [*]prior to the Program Purchase Date, it being agreed that the operative transaction to transfer the Program Assets shall be closed and converted to the systems of the Nominated Purchaser simultaneously and that such [*]period is a reasonable estimate of the time needed to prepare for such simultaneous closing and conversion. Notwithstanding anything to the contrary in this Agreement (including the provisions of Article 8), if Sun Country has timely exercised the Purchase Option, then subject to Applicable Law, the Parties will discuss the merits of (x) Bank continuing to issue new Accounts until the Program Purchase Date or (y) implementing a shorter “go dark” period not to exceed [*]from the Program Purchase Date.
(d)The purchase price for the Program Assets, payable on the Program Purchase Date, shall be equal to the greater of [*], and in each case excluding any Accounts that are not being sold to the Nominated Purchaser pursuant to the purchase and sale agreement between Bank and such Nominated Purchaser. Such fair market value will be determined by negotiation between Bank and the Nominated Purchaser, provided that if Bank and such Nominated Purchaser cannot agree on such fair market value within thirty (30) days after the Nominated Purchaser is identified by Sun Country, Bank and the Nominated Purchaser will refer such matter to third party experts as set forth in Schedule 16.2(d).
(e)The Parties will use commercially reasonable efforts to minimize transition costs. Following the provision by either Party of notice of termination or non-renewal of this Agreement, or at any time during the [*]period preceding the expiration of the Term, promptly upon Sun Country’s request (but in no event later than [*]after such request), Bank shall provide: (i) Sun Country with at least the most recent [*]of Cardholder Data, consisting of the data set forth on Part I of Schedule 16.2(e), to be shared with no more than [*]prospective Nominated Purchasers, relating to the Program Assets and the performance of the Program for the sole purpose of conducting due diligence investigations to determine whether such prospective Nominated Purchasers wish to purchase the Program Assets; and (ii) following Sun Country’s selection of a final Nominated Purchaser, the data set forth in Part II of Schedule 16.2(e); provided, however, that (x) Sun Country shall not provide any such data to any potential Nominated Purchaser unless such potential Nominated Purchaser has the financial

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

and operational capability to acquire the Program Assets and operate a Credit Card program similar in all material respects to the Program, in each case as reasonably determined by Sun Country; and (y) Sun Country and each prospective or actual Nominated Purchaser shall in advance of receiving any such data or access enter into confidentiality arrangements that require the prospective or actual Nominated Purchaser to maintain the confidentiality of such information to the same extent required by this Agreement and include Bank as a third party beneficiary. Bank shall reasonably cooperate with Sun Country and any Nominated Purchaser in their efforts to determine whether they wish to purchase the Program Assets, including by making Bank’s Program Manager and other knowledgeable Bank personnel available for interviews or in-person due diligence sessions promptly following a reasonable request from Sun Country.
(f)If Sun Country timely exercises its Purchase Option but Sun Country reasonably determines, after discussion with Bank, that the Nominated Purchaser is unlikely to execute the operative purchase and sale agreement for the Program Assets by the time period set forth in Section 16.2(c) then Sun Country may, not less than [*]prior to the Program Purchase Date, replace such Nominated Purchaser. In such case, (i) the Program Purchase Date shall be extended for up to a total of [*]and Bank agrees to consider in good faith any requests for additional time, up to [*], (ii) the purchase price previously established pursuant to Section 16.2(d) for the Program Assets shall apply, (iii) within [*]after Sun Country notifies Bank of the replacement Nominated Purchaser, Bank shall deliver (to the extent not previously provided) to such replacement Nominated Purchaser the data set forth on Part I and Part II of Schedule 16.2(e), provided that such information shall, with respect to such replacement Nominated Purchaser, be subject to the same confidentiality agreement requirements set forth in Section 16.2(e), (iv) Bank and such replacement Nominated Purchaser shall negotiate in good faith and execute the purchase and sale agreement for the Program Assets, it being agreed that the operative transaction to transfer the Program Assets shall be closed and converted to the systems of the replacement Nominated Purchaser simultaneously, and (v) all reasonable, documented, costs Bank incurs as a result of repeating the Program Asset purchase process set forth in this Section 16.2(f) shall be reimbursed by Sun Country by the Program Purchase Date. For clarity, Sun Country shall only have the right to replace a Nominated Purchasers as set forth above once.
(g)Bank shall not charge, and Sun Country or a Nominated Purchaser shall have no obligation to pay, any deconversion costs of Bank related to purchase of the portfolio by Sun Country or a Nominated Purchaser.
(h)After the Program Purchase Date, all Cardholder Data shall remain or become, as applicable, the Confidential Information of Sun Country and Bank shall have no further rights in or to any Cardholder Data and shall promptly, following the Program Purchase Date, destroy such Cardholder Data (and certify such destruction), except that Bank shall be permitted to retain (but not use, except pursuant to Section 6.2(c)) Cardholder Data solely to the extent required by Applicable Law. In no event shall Bank solicit any Cardholder for any loan, product, or service on the basis of such Person’s status as a Cardholder or any other information obtained in connection with the Program without Sun Country’s prior written consent.
(i)If Sun Country exercises its Purchase Option, during the [*]prior to the date that is reasonably expected to be the last day of the Wind Down Period, Sun Country may communicate to Cardholders about the end of the Program and any new replacement Credit Card program that may be offered by a Nominated Purchaser following the Wind Down Period; provided, that the form, content and timing of all such communications shall be approved in writing by Bank prior to distribution to Cardholders and may not contain any disparaging information or remarks regarding Bank, the Program or the Sun Country Rewards Program. Such communication from Sun Country may be provided together with the Nominated Purchaser.
16.3Rights of Bank if Purchase Option Not Exercised.
(a)If Sun Country gives Bank written notice that it will not exercise its Purchase Option, or if Sun Country does not provide its Purchase Notice by the Purchase Option Deadline, then Sun Country’s

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

right to purchase the Program Assets hereunder shall be null and void and of no further force or effect. In such event, Bank may in its discretion and its sole cost and expense:
(i)issue to Cardholders that Bank considers creditworthy a replacement or substitute Credit Card (which shall bear the Bank’s and applicable Program Network’s brand only and which shall not bear any Sun Country Licensed Mark or other design, logo or trademark confusingly similar thereto or contain any loyalty program confusingly similar to the Sun Country Rewards Program) with such characteristics as Bank considers appropriate; provided that Bank shall not issue a replacement or substitute card in cooperation with, branded by or for the benefit of any other competitor of Sun Country;
(ii)subject to Applicable Law and the terms of the applicable Credit Card Agreement, close Accounts permanently to future credit transactions and notify Cardholders of such closure;
(iii)sell the Accounts and associated Program Assets to a third party purchaser selected by Bank; provided that Bank shall not sell the Accounts and associated Program Assets to or for the benefit of another competitor of Sun Country; or
(iv)elect any combination of (i), (ii) and (iii).
(b)Following the end of the Wind Down Period, Bank shall no longer utilize any Sun Country Licensed Marks. Notwithstanding the foregoing, Bank may, for a period of up to [*]following the end of the Wind Down Period, continue to use the Sun Country Licensed Marks (without re-branding) to communicate with Cardholders and authorized users in connection with Bank’s ordinary course Account collection, billing and other Program-related administration activities, provided that Bank agrees to work in good faith to shorten such six-month period to the extent practicable. From and after the expiration of such [*], Bank may continue to use Sun Country’s name (non-stylized) in the nominative sense for the purpose of identifying the Program in connection with Bank’s ordinary course Account collection, billing and other Account-related administrative activities.
(c)Following the end of the Wind Down Period: (i) Bank will return or destroy (and certify such return or destruction) all Confidential Information of Sun Country pursuant to Section 13.4, all Customer Data pursuant to Section 6.3(d), and any other Sun Country data or other Sun Country identifying information; (ii) Bank will not directly or indirectly market for any purpose to any former Cardholders based on their status as former Cardholders; and (iii) Bank shall not provide the names of Cardholders to any other airline.
(d)If Sun Country does not exercise its Purchase Option or a purchase transaction does not otherwise occur, then in addition to Section 6.2(i)(ii), Sun Country and Bank shall agree upon the form, content and timing of notification to Cardholders regarding termination of the Program, and Sun Country shall be permitted to add an enclosure to the last two Billing Statements to the effect that the Program has been terminated.
Article 17

INDEMNIFICATION
17.1Sun Country Indemnification of Bank.
From and after the Signing Date, Sun Country shall indemnify and hold harmless Bank, its Affiliates, its and their respective officers, directors, employees, agents, subcontractors, Service Providers and representatives and any Person claiming by or through any of them (collectively, the “Bank Indemnified Parties”) from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses (collectively,

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

“Losses”) relating to third-party claims (whether or not valid), which are caused or incurred by, result from, or arise out of any of the following:
(a)Sun Country’s gross negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;
(b)any breach by Sun Country or any of its Affiliates, or its or their respective officers, directors, employees agents, subcontractors or Service Providers of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement;
(c)any actions or omissions by Bank taken or not taken at Sun Country’s written request or direction pursuant to this Agreement, except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Sun Country (it being understood that neither this exception nor any request or direction of Sun Country shall in any way relieve Bank of, or in any way alter, Bank’s express obligations under this Agreement);
(d)fraudulent acts by Sun Country, its Affiliates, or its or their respective officers, directors employees, agents, subcontractors or Service Providers;
(e)Sun Country’s failure to comply with Applicable Law in connection with the Program unless such failure was the result of any action taken or not taken by Sun Country at the written request or direction of Bank or related to the failure of Bank to inform Sun Country of a compliance obligation where it had an obligation to do so under this Agreement;
(f)Sun Country Inserts or Sun Country Billing Statement messages;
(g)any Sun Country Materials, except to the extent of Losses indemnifiable by Bank pursuant to Section 17.2(f);
(h)allegations that the use in accordance with this Agreement of the Sun Country Licensed Marks, any Intellectual Property provided or made available by Sun Country or any materials or documents provided by Sun Country constitutes: (i) libel, slander, and/or defamation; (ii) infringement, misappropriation or other violation of any Intellectual Property; (iii) invasion of rights of privacy or rights of publicity; and/or (iv) breach of contract or tortious interference;
(i)a Security Breach involving Sun Country’s or its Service Provider’s systems or data within Sun Country’s or its Service Provider’s control or possession; or
(j)any Goods and Services sold by Sun Country or its Affiliates and financed through the use of a Sun Country Credit Card.
17.2Bank’s Indemnification of Sun Country.
From and after the Signing Date, Bank shall indemnify and hold harmless Sun Country, its Affiliates, its and their respective officers, directors, members, employees, agents, subcontractors, Service Providers and representatives and any Person claiming by or through any of them (collectively, the “Sun Country Indemnified Parties”) from and against and in respect of any and all Losses relating to third-party claims (whether or not valid), which are caused or incurred by, result from, arise out of to the following:
(a)Bank’s gross negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(b)any breach by Bank or any of its Affiliates, or its or their respective officers, directors, employees agents, subcontractors or Service Providers of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement, or any Credit Card Agreement;
(c)Bank’s failure to satisfy any of its obligations or liabilities to third parties, including Cardholders, provided that such failure was not due to any act or omission of Sun Country;
(d)any actions or omissions by Sun Country taken or not taken at Bank’s written request or direction pursuant to this Agreement, except where Sun Country would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank (it being understood that neither this exception nor any request or direction of Bank shall in any way relieve Sun Country of, or in any way alter, Sun Country’s express obligations under this Agreement);
(e)fraudulent acts by Bank, its Affiliates, or its or their respective officers, directors employees agents, subcontractors or Service Providers;
(f)(i) any Sun Country Materials used by Sun Country after Bank’s legal review and approval that fail to comply with Applicable Law for which Bank is responsible under this Agreement, unless such failure to comply is as a result of subsequent modification to such Sun Country Materials by Sun Country; and (ii) any Program Materials or Solicitation Materials created by or on behalf of Bank;
(g)Bank’s Inserts or Bank Billing Statement messages;
(h)allegations that the use in accordance with this Agreement of the Bank Licensed Marks, any Intellectual Property provided or made available by Bank, or any materials or documents provided by Bank constitutes: (i) libel, slander, and/or defamation; (ii) infringement, misappropriation or other violation of any Intellectual Property; (iii) invasion of rights of privacy or rights of publicity; and/or (iv) breach of contract or tortious interference; or
(i)a Security Breach involving Bank’s or its Service Provider’s systems or data within Bank’s or its Service Provider’s control or possession.
17.3Procedures.
(a)In case any claim is made, or any suit or action is commenced, against a Bank Indemnified Party or Sun Country Indemnified Party, the Party in respect of which indemnification may be sought under this Article 17 (including for the benefit of its officers, directors, employees, agents, subcontractors, Service Providers or representatives or any Person claiming by or through any of them) (the “Indemnified Party”) shall promptly give the other party (the “Indemnifying Party”) notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, except as set forth in Section 17.3(b).
(b)The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys’ fees and expenses shall be borne by the Indemnifying Party.
(c)The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action.
(d)The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding one thousand dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
17.4Notice and Additional Rights and Limitations.
(a)If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article 17 may be sought, such failure shall not limit the liability of the Indemnifying Party except to the extent that the Indemnifying Party’s ability to defend the applicable claim was actually prejudiced by the failure of the Indemnified Party to give prompt notice of such claim.
(b)This Article 17 shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any party might otherwise have at law or in equity.
Article 18

MISCELLANEOUS
18.1Securitization; Participation.
(a)Bank will not sell, exchange, participate or pledge the Accounts or any Cardholder Indebtedness without Sun Country’s approval; provided that Bank may securitize the Cardholder Indebtedness, provided that such securitization shall not affect Sun Country’s rights or Bank’s obligations under this Agreement nor shall Bank securitize the Cardholder Indebtedness in any manner that would not permit such arrangement to be unwound or not allow for the removal or substitution of Cardholder Indebtedness in order to permit Sun Country to exercise its rights hereunder to purchase or convey the Program Assets pursuant to Section 16.2.
(b)In the event Sun Country elects to purchase the Program Assets pursuant to Section 16.2 and Bank has securitized or participated any of the Cardholder Indebtedness included therein that is included in the Program Assets, Bank shall take such actions as are necessary to remove such Program Assets from such securitization or participation or otherwise terminate all interests and liens created in the Program Assets pursuant to such securitization or participation and to transfer such Program Assets free and clear of all such interests and liens to the Sun Country or its Nominated Purchaser(s).
18.2Assignment.
Except as provided in this Section 18.2, neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

18.3Sale or Transfer of Accounts.
Except as provided in Section 16.2, Bank shall not sell or transfer the Accounts in whole or in part, other than sales of written off Accounts in the ordinary course.
18.4Subcontracting.
Except as otherwise provided in this Agreement, including as provided in Section 7.2(c), it is understood and agreed that, in fulfilling its obligations under this Agreement, either Party may utilize its Affiliates or other Service Providers to perform functions. The applicable Party shall be responsible for functions performed by such Affiliates or other Service Providers to the same extent the Party would be responsible if it performed such functions itself.
18.5Amendment.
Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and Sun Country. For clarity, written minutes of JMC meetings or decisions made by the JMC will not be deemed amendments to this Agreement and the JMC may not amend this Agreement without a written instrument signed by Bank and Sun Country.
18.6Non-Waiver.
No waiver of the provisions hereto shall be effective unless in writing and signed by the Party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing. No failure or delay on the part of either Party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.
18.7Severability.
If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either Party, in which case this Agreement may be terminated by the affected Party, without penalty.
18.8Governing Law; Consent to Jurisdiction.
(a)This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York, without regard to internal principles of conflict of laws, and applicable federal law.
(b)Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be in the state and federal courts located in Utah, and the Parties consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. For the purposes of such actions and proceedings, service of process on a Party hereto will be deemed effective if it is dispatched by United States first class mail to such Party’s address provided in Section 18.12.
18.9Waiver of Trial by Jury.
EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP BETWEEN THE PARTIES EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
18.10Arbitration.
In the event that any dispute arising out of or relating to this Agreement, excluding any disputes related to Program economics or any other complex Program matters, as reasonably determined by either Party as set forth in written noticed provided to the either Party, is not resolved pursuant to the informal resolution process in Section 3.3(e), either Party may require that such dispute be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) pursuant to the AAA’s Commercial Arbitration Rules and Mediation Procedures then applicable (the “Rules”), except where those Rules conflict with this Agreement (the “Arbitration Procedure”). Unless otherwise agreed upon by the Parties, the arbitration hearings will be held in New York, New York, and decided by a single neutral arbitrator. The arbitrator will allow such discovery as is appropriate and consistent with the purposes of arbitration in accomplishing fair, speedy, and cost effective resolution of disputes. The arbitrator will reference the rules of evidence and the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. The arbitrator shall render a decision, including findings of fact and conclusions of Applicable Laws. The arbitrator shall be bound by the warranties, limitations of liability, and other provisions of this Agreement. If an award is greater than $1 million, either Party can initiate an appeal by notifying the AAA and all the Parties within sixty (60) days after the arbitrator’s award is issued, after which the Parties will select a three-arbitrator panel administered by the AAA and whose decision shall be final and binding. Subject to each Party’s right to appeal, the decision of the arbitrator shall be final and binding and judgment on the award may be entered in any court of competent jurisdiction. The arbitration proceeding and all testimony, filings, documents, and any information relating to or presented during the proceedings will be confidential. Both Parties agree not to disclose the content of the arbitration proceeding or its outcome to anyone, but may notify any government authority as permitted or required by laws. The following fees, costs, and expenses shall be divided equally among the Parties: (1) administrative fees of the arbitration forum (other than filing fees); (2) arbitrator compensation and expenses; and (3) fees and expenses for reporting services related to hearing sessions which are determined by the arbitrators to be reasonably attributable to all parties. Each Party shall otherwise bear its own arbitration fees, costs, and expenses, including filing fees, attorneys’ and experts’ fees, and any post-award 3charges incurred by the parties in enforcing an award.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

18.11Captions.
The table of contents and various captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.
18.12Notices.
Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

If to Sun Country:	Sun Country Inc.
[*]
[*]
Attn: Chief Marketing Officer

With a copy to:	Sun Country, Inc.
[*]
[*]
[*]
With electronic copies to:	[*] Attn: General Counsel [*] Attn: Chief Marketing Officer

If to Bank:	Synchrony Bank
[*]
[*]
Attn: President

With a copy to:	Synchrony Bank
[*]
[*]
Attn: General Counsel

18.13Further Assurances.
Sun Country and Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

18.14No Joint Venture.
Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create a partnership, joint venture or any association between Sun Country and Bank, and no act of either Party shall be deemed to create any such relationship. Sun Country and Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.
18.15Press Releases.
Except for any notice which is required by Applicable Law or stock exchange rules, Sun Country and Bank shall mutually agree on the content, timing and distribution of a press release announcing the execution of this Agreement. Thereafter, except as required by Applicable Law or stock exchange rules, neither Party may issue any press releases, announcements, or similar materials of a public or promotional nature regarding the subject matter of this Agreement without first obtaining the other Party’s written permission, which may be withheld in such Party’s reasonable discretion.
18.16Set-Off.
Each Party will have all of the rights and remedies to which it is entitled to exercise the rights of set-off and recoupment with respect to the other Party’s obligation to pay it any amounts due to it under this Agreement, notwithstanding that the other Party may have filed for bankruptcy protection. Each Party expressly acknowledges that all payment rights between the Parties under this Agreement will be deemed to be a “single integrated transaction” for purposes of determining a Party’s right of recoupment. Nothing in this Section is intended to limit either Bank’s or Sun Country’s common law right of set-off.
18.17Third Parties.
There are no third-party beneficiaries to this Agreement except that the Bank Indemnified Parties and Sun Country Indemnified Parties are intended third party beneficiaries of Article 17. Except as provided in the preceding sentence, the Parties do not intend: (a) the benefits of this Agreement to inure to any third party; or (b) any rights, claims or causes of action against a Party to be created in favor of any person or entity other than the other Party.
18.18Force Majeure.
If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, pandemics, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions (each, a “Force Majeure Event”), then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A Party excused from performance pursuant to this Section shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 7.2(f), and shall thereafter

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either party to settle a strike or other labor dispute when it does not wish to do so.
18.19Entire Agreement.
This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by Sun Country and Bank (or by any officer or employee of either of such Parties) relating to the matters specified herein, and constitutes the entire agreement by the Parties related to the matters specified herein or therein.
18.20Binding Effect.
This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.
18.21Counterparts/Facsimiles/PDF E-Mails.
This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile or PDF e-mailed version of an executed counterpart shall be deemed an original.
18.22Limitation of Liability.
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO (A) A PARTY’S WILLFUL MISCONDUCT OR FRAUD, (B) A PARTY’S BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY (WHICH INCLUDES MISUSE OF CUSTOMER DATA AND CARDHOLDER DATA), (C) A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO LOSSES AWARDED TO A THIRD PARTY, OR (D) INFRINGEMENT OF THE BANK LICENSED MARKS OR SUN COUNTRY LICENSED MARKS.
18.23Survival.
Upon the termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Section 4.3 (Ownership of Accounts; Account Documentation), Article 6 (Program, Customer, and Cardholder Information), Article 10 (Intellectual Property), Article 13 (Confidentiality), Article 16 (Effects of Termination), Article 17 (Indemnification), and this Article 18 (Miscellaneous), including references to survival of specific obligations therein, and any other provision hereof that by its terms applies following the expiration or

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

termination hereof, including any payment obligation which arises prior to expiration or termination hereof, shall survive the expiration or termination of this Agreement.
18.24Equitable Relief.
The Parties agree that money damages would not be a sufficient remedy for any breach of Article 6, Article 10, or Article 13, and that, in addition to all other remedies, each Party will be entitled to seek injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder.
18.25Internet Gambling.
Each of Sun Country and Bank covenants that it will not knowingly permit any transaction through the Sun Country Channels (including Sun Country’s websites) or the Bank Channels (including Bank’s websites), respectively, and will not knowingly submit any Transaction, with respect to which any Credit Card was used to place, receive, or otherwise transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any Applicable Law in the state or tribal lands in which the bet or wager is initiated, received, or otherwise made.

[SIGNATURE PAGE FOLLOWS]

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Signing Date.

For Sun Country, Inc.	For Synchrony Bank

Signature	Signature

Name	Name

Title	Title

Date	Date

[Signature Page to Credit Card Program Agreement]

List of Schedules
Schedule A    Bank Licensed Marks
Schedule B    Sun Country Licensed Marks
Schedule 2.3(a)    New Account Terms
Schedule 4.1(m)    Customer Engagement Data
Schedule 4.6(d)    Anticipated Average Approval Rates and Average Initial Credit Line Targets by FICO Band Equivalent
Schedule 4.9(c)    Plug-In Software License
Schedule 4.9(k)    Mobile Wallets
Schedule 4.10(c)    Sun Country Rewards Incentive
Schedule 6.2(e)    Cardholder Data
Schedule 7.1(a)    Reports
Schedule 7.3    SLAs
Schedule 8.2(b)    Change in Control Event Amounts
Schedule 9.1    Program Economics
Schedule 13.2(b)    Confidential Information Data Elements
Schedule 16.2(d)    Third Party Appraiser Determination of Fair Market Value
Schedule 16.2(e)    Bid Data

4869-8055-9059v.1 0122218-000001

Schedule A
Bank Licensed Marks
Synchrony Bank

Schedule B
Sun Country Licensed Marks
Sun Country
Sun Country Airlines
Sun Country Rewards

Schedule 2.3(a)
New Account Terms
[*]

Schedule 4.1(m)
Customer Engagement Data
[*]

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Schedule 4.6(d)
Anticipated Average Approval Rates and Average Initial Credit Line Targets by FICO Band Equivalent
[*]

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Schedule 4.9(c)
Plug-In Software License
Under this Schedule, Sun Country will integrate and make available Bank’s Plug-In Software as part of the Sun Country Software Application to End Users, all on the terms of this Schedule as further described below.
1.    Additional Definitions. Capitalized terms used in and not otherwise defined in this Schedule will have the meaning given to them in the Agreement. The terms below will have the following meanings:
“Bundled Application” means the Plug-In Software as an integrated component of the Sun Country Software Application.
“Documentation” means the manuals and technical documentation provided by Bank with respect to the Plug-In Software.
“End User” means any person that downloads and/or uses the Sun Country Software Application.
“Plug-In Software” means the precompiled native software application plug-in for installation in iOS or Android applications that (i) has its own user interface and data flow, and (ii) is designed to create a branded Credit Card and loyalty experience within the native iOS or Android application, and includes credit features such as apply for Credit Card, account summary and transaction viewing, Credit Card bill payment, offers and promotions, geolocation and beacon-triggered messaging, in object code form, together with Updates provided to Sun Country under this Schedule.
“Sun Country Software Application” means the native application(s) that Sun Country makes available to customers of that are owned or operated by or on behalf of Sun Country or its Affiliates.
“Updates” means any updates, bug fixes, new versions and other modifications and amendments to the Plug-In Software.
2.    Delivery and Integration.
(a)    Development. Sun Country will perform all development work to integrate the Plug-In Software with the Sun Country Software Application, although Bank will work in good faith with Sun Country to facilitate integration by providing commercially reasonable technical assistance including testing and relevant documentation.
(b)    Branding. The Bundled Application will be branded solely with the Sun Country Marks.
(c)    Launch. Sun Country will make the Bundled Application commercially available through the applicable application download utility (e.g., the Apple App Store) to End Users at no charge or expense to End Users. Sun Country will provide Bank with an opportunity to review the Bundled Application before Sun Country makes it available to End Users. If either Party has any concerns with the functioning of the Bundled Application, the Parties will work together in good faith to resolve them.
3.    Operation.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(a)    End User Licensing. Sun Country will license the Bundled Application directly to each End User pursuant to Sun Country’s end user licensing agreement (“EULA”), and Sun Country is solely responsible for all aspects concerning the downloading of the Bundled Application by End Users. Sun Country will: (i) ensure that its EULA for the Bundled Application comply with Applicable Law and any requirements of the applicable application download utility (e.g., the Apple App Store); (ii) not make any representations, warranties, or promises to End Users regarding the Bundled Application on behalf of or impose any liability or obligations on Bank or its licensors with respect to the Bundled Application; and (iii) not otherwise represent to End Users or others that Bank or its licensors guarantee the performance of the Bundled Application. Bank will have the right, upon Bank’s request, to review and provide comments on the form of EULA for the Bundled Application, and Sun Country will incorporate Bank’s requested changes to the extent reasonable and consistent with this Schedule.
(b)    Privacy Policy. End Users’ use of the Sun Country Software Application (excluding the integrated Plug-In Software) will be subject to and in accordance with the then-current version of Sun Country’s privacy policy. End Users’ use of the Plug-In Software as part of the Bundled Application will be subject to and in accordance with the then-current version of the Bank privacy policy.
(c)    Updates. During the term of this Schedule, Bank may provide Updates (including updated Documentation) to the Plug-In Software and will use commercially reasonable efforts to notify Sun Country in advance of any material Updates. Sun Country will use commercially reasonable efforts to install all Updates as soon as practicable, but in no event later than three (3) months, after receipt. If Sun Country does not install the Updates within three months, Sun Country acknowledges that Bank may no longer be able to support the Plug-In Software.
(d)    Emergency Updates. If an Update is required due to regulatory requirements, or to address security concerns, Sun Country will use commercially reasonable efforts to install the Updates within five Business Days. If Sun Country does not install the Updates within five Business Days, Sun Country acknowledges that Bank may need to disable the Plug-In Software.
(e)    Additional Services. If requested by Sun Country and agreed upon in writing by both Bank and Sun Country, Sun Country may purchase additional services relating to the Plug-In Software, such as training, consulting, customization, or other services, at Bank’s then-current standard rates.
4.    Reporting. Sun Country will provide to Bank aggregated, non-personally identifiable data reasonably requested by Bank regarding the Bundled Application, including the number of downloads and how it is being used by End Users. Bank will provide to Sun Country aggregated, non-personally identifiable data reasonably requested by Sun Country regarding the Plug-In Software, including how it is being used by End Users.
5.    Intellectual Property.
(a)    Grant of License. Subject to the terms and conditions of this Schedule, Bank hereby grants to Sun Country during the Term a royalty-free, fully-paid up, non-exclusive, non-transferable, non-sublicensable, license to (i) reproduce, install and use the Plug-In Software as necessary to combine it with the Sun Country Software Application to create the Bundled Application, (ii) combine the Plug-In Software with the Sun Country Software Application to create the Bundled Application, and (iii) promote, offer, and distribute the Plug-In Software to End Users only within the Bundled Application.

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

(b)    Restrictions. Except as expressly permitted by Section 5(a) above, Sun Country will not, and will not instruct, allow, or induce others to: (i) delete, remove or alter any copyright notices on the Plug-In Software; (ii) assign, transfer or pledge the Plug-In Software; (iii) sublicense, distribute or otherwise transfer the Plug-In Software separately from the Bundled Application; (iv) use the Plug-In Software for time-sharing, rental or service bureau purposes; (v) reverse engineer, decompile or disassemble the Plug-In Software or otherwise attempt to discover the source code to the Plug-In Software; (vi) create or attempt to create derivative works of the Plug-In Software, in whole or in part; or (vii) use, transfer, export or re-export the Plug-In Software in violation of Applicable Law.
(c)    Security Measures. The Plug-In Software may contain technological measures designed to prevent unauthorized or illegal use of the Plug-In Software by Sun Country and End Users. Sun Country agrees that Bank may use these measures to verify Sun Country’s compliance with the terms of this Schedule and to enforce Bank’s rights, including all IP rights, in and to the Plug-In Software. The Plug-In Software will not contain: (i) any virus, Trojan horse, worm, backdoor or other software or hardware devices that would permit unauthorized access to or to disable, erase, or otherwise harm any computer, systems or software, or (ii) any time bomb, drop dead device or other software or hardware device designed to disable a computer program.
(d)    Ownership; Reservation. Subject to the licenses in this Schedule, as between the Parties: (i) Sun Country owns all intellectual property rights in the Sun Country Software Application; and (ii) Bank owns all intellectual property rights in the Plug-In Software and Documentation. All rights not expressly granted are expressly reserved by the rights holder.
6.    Disclaimer. THE PLUG-IN SOFTWARE AND THE DOCUMENTATION ARE PROVIDED “AS IS” WITHOUT WARRANTIES OF ANY KIND. BANK MAKES NO WARRANTIES REGARDING THE PLUG-IN SOFTWARE OR PLUG-IN SERVICES AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), INCLUDING THE WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPATIBILITY WITH THIRD PARTY PRODUCTS, NON-INFRINGEMENT OF THIRD PARTIES’ RIGHTS, OR SECURE, ERROR-FREE, OR UNINTERRUPTED OPERATION. Bank does not warrant that the Plug-In Software provided hereunder will meet Sun Country’s or End Users’ requirements or that the operation of the Plug-In Software will be uninterrupted or error free or that all defects will be corrected.
7.    IP Indemnification. In addition to the Parties’ indemnification obligations in Article 17 (Indemnification) of the Agreement, each Party will indemnify, defend and hold harmless the other Party as set forth below.
(a)    Indemnification by Bank. Bank will indemnify, defend and hold harmless Sun Country, its Affiliates and their respective officers, directors, employees and agents from and against and in respect of any losses, liabilities, damages, costs and expenses of whatever nature, including attorney’s fees and expenses that result from, arise out of or relate to any third party claim that the Plug-In Software (standing alone, in the format provided by Bank and uncombined with any materials not provided by Bank under this Schedule) infringes, misappropriates or otherwise violates any third-party IP rights.
(b)    Indemnification by Sun Country. Sun Country will indemnify, defend and hold harmless Bank, its Affiliates and their respective officers, directors, employees and agents from and against and in respect of any losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorney’s fees and expenses that result from, arise out of or relate to any third party claim that the Sun

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Country Software Application infringes, misappropriates or otherwise violates any third-party IP rights (but solely to the extent that such third party claim does not arise from the Plug-In Software standing alone, in the format provided by Bank and uncombined with any materials not provided by Bank under this Schedule).
(c)    Limitations. Bank has no duty to defend, indemnify or hold Sun Country, its Affiliates, or their respective officers, directors, employees or agents harmless under Section 7(a) of this Schedule for such third party claim alleging infringement, misappropriation or other violation of third-party IP rights to the extent arising from or based on: (i) use of the Plug-In Software after Bank notifies Sun Country to discontinue use because of such third party claim; (ii) combining the Plug-In Software with a product, service, data or business process not provided by Bank, if such third party claim would not have arisen but for such combination; or (iii) modifying the Plug-In Software if the third party claim would not have arisen but for such modification.
8.    Term and Termination.
(a)    Mutual Termination. Either Party may suspend performance or terminate this Schedule immediately on notice at any time if the other Party materially breaches this Schedule and fails to cure within 30 days after receiving notice. Additionally, this Schedule will immediately terminate upon the termination or expiration of the Agreement.
(b)    Bank Termination. Bank may terminate this Schedule and/or suspend Sun Country’s and any End User’s access to the Plug-In Software immediately upon written notice to Sun Country if (i) Bank’s access to the services required to provide all or part of the Plug-In Software functionality is terminated; (ii) Sun Country or any End User is in breach of Law; or (iii) Bank determines, in its reasonable discretion, that the use of or access to the Plug-In Software poses an unacceptable compliance or security risk to Bank, Sun Country, or any End User.
(c)    Effect of Termination. Upon termination or expiration of this Schedule for any reason, all rights granted to Sun Country hereunder will automatically terminate and revert to Bank. Sun Country will (i) discontinue all use of the Plug-In Software, and any copies thereof, in whole or in part, (ii) cease and desist from combining the Plug-In Software in the Sun Country Software Application, (iii) cease and desist from distributing and licensing the Bundled Application to End Users, and (iv) return or destroy, as requested by Bank, all copies of the Plug-In Software and any Documentation and any other confidential information concerning the Plug-In Software and/or Documentation. Termination or expiration of this Schedule for any reason does not terminate or otherwise impact in any way the Agreement or any other Schedules. The following sections will survive termination or expiration of this Schedule: Sections 1, 3(b), 5(d), 6, 7 and 8(c).

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Schedule 4.9(k)
Mobile Wallets
1.Bank agrees to allow the Credit Cards to be provisioned in, and transactions to be facilitated by, Apple Pay, Google Pay or any other digital payment methods or mobile wallets, to the extent that Bank maintains an agreement with the operator of the digital payment method or mobile wallet, and Sun Country agrees to permit each such arrangement (each, a “Mobile Wallet”). As of the Effective Date, the Parties agree that the Credit Cards may be provisioned in Apple Pay and Google Pay. In connection therewith, Bank will monitor, and provide servicing for, provisioning and transaction requests by Cardholders. Bank may determine, in its reasonable discretion, which particular Credit. Cards may be provisioned into Mobile Wallets and may disable Credit Cards from being used with one or more Mobile Wallets at any time; provided, that Bank’s determinations under the Program shall be, limited to circumstances of account delinquency, fraud or requirements of Applicable Law, and consistent with the Bank’s credit policies for the Program and such determinations that Bank makes with respect to its other co-branded credit card programs. To facilitate the use of Credit Cards in Mobile Wallets, Bank may provide the Sun Country Marks, with prior written approval by Sun Country, to the operators of such Mobile Wallets.
2.The parties further agree as follows:
a.Bank will not seek reimbursement from Sun Country for any fees associated with provisioning, tokenizing or transacting with Mobile Wallets.
b.Sun Country agrees that, notwithstanding the confidentiality provisions of the Agreement, Bank may share information about the use of Mobile Wallets within the Program with Mobile Wallet providers for the Mobile Wallet providers’ own purposes such as in connection with Account integration, wallet customer service and enhancements to the applicable Mobile Wallet, but in no event for marketing purposes, subject to (i) Applicable Law, and (ii) Bank and each Mobile Wallet provider agreeing to similar confidentiality provisions as contained in the Agreement. For clarity, the parties acknowledge that the information to be shared with Mobile Wallet providers may consist of Sun Country Confidential Information and Cardholder Information and that this Schedule 4.9(k) does not otherwise authorize the sharing of Cardholder Information with third parties other than the Mobile Wallet providers.
c.Bank’s failure to meet any authorization Service Level Standard under Schedule 7.3 resulting from the routing of transactions through a Mobile Wallet that is not attributable to any fault of Bank will not be deemed a Service Level Standard failure under Schedule 7.3.
Sun Country acknowledges and agrees that, once the Credit Cards become eligible cards in a Mobile Wallet, Sun Country will need to provide Bank with reasonable advance written notice (which will be at least fourteen months for Apple Pay) if it wishes to end the Program’s participation in such Mobile Wallet (and unless otherwise agreed by the parties, such Credit Cards would remain eligible credit cards in such Mobile Wallet until the end of such notice period).

[*] Indicates portions omitted pursuant to a request for confidential treatment filed separately with the Commission.

Schedule 4.10(c)
Sun Country Rewards Incentive
[*]

Schedule 6.2(e)
Cardholder Data
Aggregated and Anonymized Data Provided to Sun Country
[*]
1.
Cardholder Data Subject to Opt-In or Opt-Out
[*]
1.

Schedule 7.1(a)
Reports
[*]

Schedule 7.3
SLAs
[*]

Schedule 8.2(b)
Change in Control Event Amounts
[*]

Schedule 9.1
Program Economics
[*]

Schedule 13.2(b)
Confidential Information Data Elements
[*]

Schedule 16.2(d)
Third Party Appraiser Determination of Fair Market Value
[*]

Schedule 16.2(e)
Bid Data
[*]